UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14 (a) of the Securities
Exchange Act of 1934 (Amendment No. )
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WHIRLPOOL CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person (s) Filing Proxy Statement, if other than the Registrant)
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Reg. (S) 240.14a-101
SEC 1913 (3–99)

PROXY STATEMENT
AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
2016

Tuesday, April 19, 2016 at 8:00 a.m. CDT
120 East Delaware Place, 8th Floor
Chicago, Illinois

WHIRLPOOL CORPORATION Global Headquarters 2000 North M-63 Benton Harbor, Michigan 49022-2692

To Our Stockholders:
It is my pleasure to invite you to attend the 2016 Whirlpool Corporation annual meeting of stockholders to be held on Tuesday, April 19, 2016, at 8:00 a.m., Chicago time, at 120 East Delaware Place, 8th Floor, Chicago, Illinois.
At the meeting, stockholders will vote on the matters set forth in the formal notice of the meeting that follows on the next page. In addition, we will discuss Whirlpool’s 2015 performance and the outlook for this year, and we will answer your questions.
We have included with this booklet a Form 10-K containing important financial information and an annual report that includes summary financial and other important information about Whirlpool.
We are pleased to once again furnish proxy materials to our stockholders on the Internet. We believe this approach provides our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.
Your vote is important. We urge you to please vote your shares now whether or not you plan to attend the meeting. You may revoke your proxy at any time prior to the proxy being voted by following the procedures described in this booklet.
Your vote is important and much appreciated!
JEFF M. FETTIG
Chairman of the Board
and Chief Executive Officer                                March 4, 2016

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

The 2016 annual meeting of stockholders of WHIRLPOOL CORPORATION will be held at 120 East Delaware Place, 8th Floor, Chicago, Illinois, on Tuesday, April 19, 2016, at 8:00 a.m., Chicago time, for the following purposes:

1.	to elect 11 persons to Whirlpool’s Board of Directors;

2.	to approve, on an advisory basis, Whirlpool’s executive compensation;

3.	to ratify the appointment of Ernst & Young LLP as Whirlpool’s independent registered public accounting firm for 2016; and

4.	to transact such other business as may properly come before the meeting.
A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to April 19, 2016, at Whirlpool’s Global Headquarters, 2000 North M-63, Benton Harbor, Michigan 49022-2692.

By Order of the Board of Directors
BRIDGET K. QUINN
Group Counsel and Corporate Secretary                        March 4, 2016

PROXY SUMMARY
This summary highlights information contained elsewhere in the proxy statement. This summary provides an overview and is not intended to contain all the information that you should consider before voting. We encourage you to read the entire proxy statement for more detailed information on each topic prior to casting your vote.
GENERAL INFORMATION

Meeting: Annual Meeting of Stockholders
Date: Tuesday, April 19, 2016
Time: 8:00 a.m., Central time
Location: 120 E. Delaware Place, 8th Floor,
Chicago, Illinois
Record Date: February 22, 2016
Stock Symbol: WHR
Exchange: NYSE & CHX
Common Stock Outstanding as of the record date: 77,324,182 shares
Registrar & Transfer Agent: Computershare Trust Company, N.A.
Corporate Website: www.whirlpoolcorp.com

2015 COMPANY PERFORMANCE HIGHLIGHTS*

Record revenues, ongoing operating margins and ongoing earnings per share	$250 million in share repurchases and increased quarterly dividend payments	Substantial progress made toward integrating our major 2014 acquisitions

*See page 24 for complete details of the Company's results for the 2015 fiscal year

The proxy statement and annual report are available at www.proxyvote.com.

i

OVERVIEW OF VOTING MATTERS

Board recommendation
Item 1: Election of Directors (page: 6)	FOR each nominee
You are being asked to vote on the election of 11 Directors. The Corporate Governance and Nominating Committee believes that these nominees possess the experience and qualifications to provide sound guidance and oversight to the Company’s management. Directors are elected by majority vote for a term of one year.

Item 2: Advisory vote to Approve Executive Compensation (page: 58)	FOR
You are being asked to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers for 2015.
Item 3: Ratification of the Appointment of Ernst & Young, LLP (page: 63)	FOR
You are being asked to ratify the Audit Committee’s appointment of Ernst & Young LLP as Whirlpool’s Independent Registered Public Accounting Firm for 2016.
DIRECTOR NOMINEES
Additional details about each of the director nominees can be found beginning on page 6.

Name (* indicates Independent director)	Samuel Allen *	Marc Bitzer	Gary DiCamillo *	Diane Dietz *	Gerri Elliott *	Jeff Fettig	Michael Johnston *	John Liu *	Harish Manwani *	William Perez *	Michael White *
Age	62	51	65	50	59	59	68	47	62	68	64
Director since	2010	2015	1997	2013	2014	1999	2003	2010	2011	2009	2004
Committee Membership (# of meetings in 2015)
Audit Committee (9)			Chair		X		X	X
Human Resources Committee (4)	X				X					X	Chair
Finance Committee (2)			X	X				X	X	Chair
Corporate Governance Committee (3)	X			X			Chair		X		X
COMPENSATION HIGHLIGHTS
The CD&A section beginning on page 24 gives a more detailed description of the Company’s compensation policies, which include the following highlights:

What we do:	What we don’t do:
✓ Pay for performance	X Allow hedging or pledging
✓ Robust executive stock ownership guidelines	X Gross up compensation
✓ “Double trigger” change in control	X Reprice stock options
✓ Claw-back policies for all variable pay	X Grant RSUs that pay dividends/equivalents prior to vesting

95% stockholder support for “Say On Pay” resolution at our 2015 Annual Meeting.

OUR COMPENSATION PHILOSOPHY: PAY FOR PERFORMANCE

The Company employs a pay-for-performance philosophy which provides that compensation should be incentive-driven; that a significant portion of pay should be performance-based; that compensation should be linked to the drivers of long-term stockholder value; and that compensation should be tied to business results and individual performance. The majority of 2015 CEO and NEO target compensation consisted of at risk pay, as demonstrated in the table below.

2015 EXECUTIVE COMPENSATION SUMMARY

Named Executive Officer	2015 Base Salary ($)	2015 Annual Incentive Award ($)	2015 Long-Term Incentive Award Value(1) ($)	2015 TOTAL DIRECT COMPENSATION (2) ($)
Jeff M. Fettig	1,475,000	1,659,375	9,990,179	13,124,554
Larry M. Venturelli	641,667	481,250	1,624,946	2,747,863
Michael A. Todman	916,667	687,500	2,299,989	3,904,156
Marc R. Bitzer	949,167	928,906	2,834,907	4,712,980
João C. Brega	498,901	390,563	1,806,371	2,695,835

1.	Long-Term Incentive Award Value column includes total grant date fair value of Stock Awards and Option Awards. For Mr. Brega, this column also includes performance cash units earned during the 2013-2015 performance period.

2.	Total Direct Compensation does not include items that are included in the “All Other Compensation” category as disclosed in the
Summary Compensation Table on page 41, nor does it include changes in pension benefits. Pension accruals are determined by formula and do not involve a Board or Human Resources Committee decision. Please see the Summary Compensation Table on page 41 for full details.

CORPORATE GOVERNANCE HIGHLIGHTS

✓ Majority Voting in Director Elections
✓ Annual Director Elections
✓ Independent Presiding Director
✓ Majority of Directors Independent
✓ Code of Ethics for Directors, Officers and Employees
For more information about the Company's corporate governance policies, please refer to the Board of Directors and Corporate Governance section beginning on page 10 of the proxy statement.

PROXY STATEMENT
Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on April 19, 2016:
This Proxy Statement, the Accompanying Annual Report and Form 10-K
are Available at: http://investors.whirlpoolcorp.com/annuals-proxies.cfm

Information about the Annual Meeting and Voting
Our 2016 annual meeting of stockholders will be held on Tuesday, April 19, 2016, at 8:00 a.m., Chicago time, at 120 East Delaware Place, 8th Floor, Chicago, Illinois. This proxy statement contains information about the matters being submitted to a vote of the stockholders. It also gives you information that we are required to provide under U.S. Securities and Exchange Commission rules and which is intended to help you make informed voting decisions.
Why am I receiving these materials?
You received these proxy materials because our Board of Directors (our “Board”) is soliciting your proxy to vote your shares at our annual meeting of stockholders. By giving your proxy, you authorize persons selected by the Board to vote your shares at the annual meeting in the way that you instruct. All shares represented by valid proxies received before the annual meeting will be voted in accordance with the stockholder's specific voting instructions.
Why did I receive a Notice Regarding the Availability of Proxy Materials?
As permitted by Securities and Exchange Commission rules, we are making this proxy statement, our annual report and our Form 10-K (the “Proxy Materials”) available to our stockholders electronically via the Internet. On or about March 8, 2016, we intend to mail to our stockholders a notice containing instructions on how to access the Proxy Materials and how to vote their shares online. If you receive a Notice Regarding the Availability of Proxy Materials (a “Notice”) by mail, you will not receive a printed copy of the Proxy Materials in the mail unless you specifically request them. Instead, the Notice instructs you on how to review the Proxy Materials and submit your voting instructions over the Internet. If you receive a Notice by mail and would like to receive a printed copy of our Proxy Materials, you should follow the instructions contained in the Notice for requesting such materials.
What is “householding” and how does it affect me?
The Securities and Exchange Commission's rules permit us to deliver a single Notice or set of Proxy Materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice or set of Proxy Materials to multiple stockholders who share an address, unless we received contrary instructions prior to the mailing date. If you prefer to receive separate copies of the Notice or Proxy Materials, contact Broadridge Investor Communication Solutions, Inc. at (800) 542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, and we will deliver a separate copy promptly. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices or Proxy Materials for your household, please contact Broadridge at the above phone number or address.

1 l Notice of Annual Meeting of Stockholders and 2016 Proxy Statement

What does it mean if I receive more than one Notice, proxy card or instruction form?
This means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please vote each account over the Internet or by telephone, or sign and return by mail all proxy cards and instruction forms. We encourage you to have all your accounts registered in the same name and address by contacting our transfer agent, Computershare Trust Company, N.A., Shareholder Services, at (877) 453-1504; TDD/TTY for hearing impaired: (800) 952-9245 or in writing at P.O. Box 30170, College Station, TX, 77842-3170. If you hold your shares through a bank or broker, you can contact your bank or broker to request consolidation.
Who can vote on matters presented at the annual meeting?
Stockholders of record of Whirlpool common stock as of the record date, February 22, 2016, are entitled to vote on matters presented at the annual meeting. Each of the approximately 77,324,182 shares of Whirlpool common stock issued and outstanding as of that date is entitled to one vote.
What is the difference between holding stock as a stockholder of record and as a beneficial owner?
If your shares are registered in your name with Whirlpool's transfer agent, Computershare Trust Company, N.A., you are the “stockholder of record” of those shares. If your shares are held in a stock brokerage account, bank or other holder of record, you are considered the “beneficial owner” of those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.
How do I vote my shares?
You may attend the annual meeting and vote your shares in person if you are a record holder. If you are a beneficial owner, you may obtain a legal proxy from your broker, bank, or other holder of record, attend the annual meeting, and vote your shares in person. You may vote without attending the annual meeting by granting a proxy for shares of which you are the stockholder of record, or by submitting voting instructions to your broker or nominee for shares that you hold beneficially in street name. In most cases, you will be able to do this by Internet or telephone, or by mail if you received a printed set of Proxy Materials.

•
By Internet - If you have Internet access, you may submit your proxy by following the instructions provided in the Notice, or if you received a printed set of Proxy Materials by mail, by following the instructions provided with your Proxy Materials and on your proxy card or voting instruction card.

•
By Telephone - If you have Internet access, you may obtain instructions on voting by telephone by following the Internet access instructions provided in the Notice. If you received a printed set of Proxy Materials, your proxy card or voting instruction card will provide instructions to vote by telephone.

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By Mail - If you received a printed set of Proxy Materials, you may submit your proxy by mail by signing your proxy card if your shares are registered in your name or by following the voting instructions provided by your broker, nominee or trustee for shares held beneficially in street name, and mailing it in the enclosed envelope.

A Notice cannot be used to vote your shares. The Notice does, however, provide instructions on how to vote by Internet, or by requesting and returning a paper proxy card or voting instruction card.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement l 2

What if I submit my proxy or voting instructions, but do not specify how I want my shares to be voted?
If you are a stockholder of record and you do not specify how you want to vote your shares on your signed proxy card or by Internet or telephone, then the proxy holders will vote your shares in the manner recommended by the Board for all matters presented in this proxy statement and as they determine in their discretion with respect to other matters presented for a vote at the annual meeting. If you are a beneficial owner and you do not give specific voting instructions, the institution that holds your shares may generally vote your shares on routine matters, but may not vote your shares on non-routine matters. If you do not give specific voting instructions to the institution that holds your shares with respect to a non-routine matter, the institution will inform the inspector of election that it does not have authority to vote on this matter with respect to your shares. This is called a broker non-vote. The only routine matter included in this proxy statement is the ratification of the appointment of Ernst & Young LLP as Whirlpool's independent registered public accounting firm for 2016.
What if other business comes up at the annual meeting?
If any nominee named herein for election as a director is not available to serve, the accompanying proxy will be voted in favor of the remainder of those nominated and may be voted for a substitute nominee. Whirlpool expects all nominees to be available to serve and knows of no matter to be brought before the annual meeting other than those covered in this proxy statement. If, however, any other matter properly comes before the annual meeting, we intend that the accompanying proxy will be voted thereon in accordance with the judgment of the persons voting such proxy.
What if I want to revoke my proxy or change my vote?
If you are a stockholder of record, you may revoke your proxy at any time before it is exercised in any of three ways: (1) by submitting written notice of revocation to Whirlpool's Corporate Secretary; (2) by submitting another proxy via the Internet, telephone, or mail that is dated as of a later date and properly signed; or (3) by voting in person at the meeting. You may change your vote by submitting another timely vote by Internet, telephone or mail. If you are a beneficial owner, you must contact the institution that holds your shares to revoke your voting instructions or change your vote.
What if I hold shares through the Whirlpool 401(k) Retirement Plan?
If you participate in the Whirlpool 401(k) Retirement Plan and hold shares of Whirlpool stock in your plan account as of the record date, you will receive a request for voting instructions from the plan trustee (Vanguard) with respect to your plan shares. If you hold Whirlpool shares outside of the plan, you will vote those shares separately. You are entitled to direct Vanguard how to vote your plan shares. If you do not provide voting instructions to Vanguard by 11:00 a.m. Eastern time on April 15, 2016, the Whirlpool shares in your plan account will be voted by Vanguard in the same proportion as the shares held by Vanguard for which voting instructions have been received from other participants in the plan. You may revoke your previously provided voting instructions by submitting either a written notice of revocation or a properly executed proxy dated as of a later date prior to the deadline for voting plan shares.

3 l Notice of Annual Meeting of Stockholders and 2016 Proxy Statement

What should I know about attending the annual meeting?
If you attend, please note that you will be asked to check in at the registration desk and present valid photo identification. If you are a beneficial owner, you will also need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date. If you wish to designate someone as a proxy to attend the annual meeting on your behalf, that person must bring a valid legal proxy containing your signature and printed or typewritten name as it appears in the list of registered stockholders or on your account statement if you are a beneficial owner. Cameras, recording devices, cell phones, and other electronic devices will not be permitted at the meeting other than those operated by Whirlpool or its designees. All bags, briefcases, and packages will need to be checked at the door or will be subject to search.
Who will count the votes?
Broadridge Investor Communication Solutions, Inc. will act as the independent inspector of election and will certify the voting results.
Will my vote be confidential?
Whirlpool's Board has adopted a policy requiring all votes to be kept confidential from management except when disclosure is made public by the stockholder, required by law, and/or in other limited circumstances.
What is the quorum for the annual meeting?
Stockholders representing at least 50% of the common stock issued and outstanding as of the record date must be present at the annual meeting, either in person or represented by proxy, for there to be a quorum at the annual meeting. Abstentions and broker non-votes are counted as present for establishing a quorum.
How many votes are needed to approve the proposals?
Item 1 (Election of Directors). For the election of directors (provided the number of nominees does not exceed the number of directors to be elected), each director must receive the majority of the votes cast with respect to that director (number of shares voted “for” a director must exceed the number of votes cast “against” that director).
Item 2 (Advisory Vote to Approve Whirlpool's Executive Compensation). The affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve Whirlpool's executive compensation.
Item 3 (Ratification of Ernst & Young LLP). The affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve the ratification of Ernst & Young LLP as Whirlpool's independent registered public accounting firm.
Other Business. The affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve any other matter that may properly come before the meeting.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement l 4

How are abstentions and broker non-votes treated?
Abstentions will have no effect on Item 1. Abstentions will be treated as being present and entitled to vote on Items 2 and 3, and therefore, will have the effect of votes against such proposals. If you do not provide your broker or other nominee with instructions on how to vote your shares held in street name, your broker or nominee will not be permitted to vote them on non-routine matters, such as Items 1 and 2, which will result in a broker non-vote. Shares subject to a broker non-vote will not be considered entitled to vote with respect to Items 1 and 2, and will not affect the outcome on those Items. We encourage you to provide instructions to your broker regarding how to vote your shares.
Who will pay for this proxy solicitation?
Whirlpool will pay the expenses of the solicitation of proxies. We expect to pay fees of approximately $14,000 plus certain expenses for assistance by D.F. King & Co., Inc. in the solicitation of proxies. Proxies may be solicited by directors, officers, and Whirlpool employees and by D.F. King & Co., Inc., personally and by mail, telephone, or other electronic means.
How do I submit a stockholder proposal for the 2017 annual meeting?
Our annual meeting of stockholders is generally held on the third Tuesday in April. Any stockholder proposal that you intend to have us include in our proxy statement for the annual meeting of stockholders in 2017 must be received by the Corporate Secretary of Whirlpool at corporate_secretary@whirlpool.com by November 8, 2016, and must otherwise comply with the Securities and Exchange Commission's rules in order to be eligible for inclusion in the proxy statement and proxy form relating to this meeting. Other proposals must be received by the Corporate Secretary of Whirlpool personally, by registered or certified mail by January 18, 2017, and must satisfy the procedures set forth in Whirlpool's By-laws to be considered at the 2017 annual meeting.

5 l Notice of Annual Meeting of Stockholders and 2016 Proxy Statement

Item 1- Election of Directors
Director Nominees

Item 1 – Directors and Nominees for Election as Directors
As the world’s leading global manufacturer and marketer of major home appliances with revenues of approximately $21 billion and global operations, we believe our Board should be composed of individuals with sophistication and experience in many substantive areas that impact our business. We believe experience, qualifications, or skills in one or more of the following areas are most important: international operations; marketing/branded consumer products; manufacturing; sales and distribution; legal/regulatory and government affairs; accounting, finance, and capital structure; strategic planning and leadership of complex organizations; human resources and development practices; innovation, technology, and engineering; and board practices of other major corporations. These areas are in addition to the personal qualifications described in the section entitled “Director Nominations to be Considered by the Board” later in this proxy statement. We believe that all our current Board members possess the professional and personal qualifications necessary for service on our Board and have highlighted certain particularly noteworthy attributes for each Board member in the individual biographies below. In addition, length of service on our Board has provided several directors with significant exposure during various economic cycles to both our business and the industry in which we compete.
We currently have 11 directors on the Board. Michael A. Todman retired from Whirlpool Corporation, including his position as a director, on December 31, 2015. Mr. Todman had served as a director since 2006.
Directors who are elected will serve until our next annual meeting of stockholders and stand for reelection annually. Each of the nominees below has consented to be a nominee named in this proxy statement, and to serve if elected. The Board recommends a vote FOR the election of each of the directors nominated below.

SAMUEL R. ALLEN, 62, has served as a director since 2010. Mr. Allen has been Chairman and Chief Executive Officer of Deere & Co., a farm machinery and equipment company, since February 2010, and a director since June 2009. Mr. Allen joined Deere & Co. in 1975 and since that time has held positions of increasing responsibility. As a result of these and other professional experiences, Mr. Allen possesses particular knowledge and experience in strategic planning and leadership of complex organizations; human resources and development practices; and innovation, technology and engineering that strengthen the Board’s collective qualifications, skills, and experience.

MARC R. BITZER, 51, has served as a director since October 2015. Mr. Bitzer was named President and Chief Operating Officer, Whirlpool Corporation, in October 2015. Prior to this role, Mr. Bitzer was Vice Chairman, Whirlpool Corporation, a position he held since November 2014. Prior to this role, Mr. Bitzer had been President of Whirlpool North America and Whirlpool Europe, Middle East and Africa after holding other positions of increasing responsibility since 1999. As a result of these and other professional experiences, Mr. Bitzer possesses particular knowledge and experience in international operations; sales and distribution; and manufacturing that strengthen the Board’s collective qualifications, skills, and experience.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement l 6

Item 1- Election of Directors
Director Nominees

GARY T. DICAMILLO, 65, has served as a director since 1997. Mr. DiCamillo has been a Partner at Eaglepoint Advisors, LLC, a turnaround, restructuring, and strategic advisory firm, since January 2010. Prior to joining Eaglepoint Advisors, LLC, Mr. DiCamillo was President and Chief Executive Officer of Advantage Resourcing (formerly known as RADIA International), a professional and commercial staffing company, from 2002 until August 2009. From 1995 to 2002, Mr. DiCamillo served as Chairman and Chief Executive Officer of Polaroid Corporation. Mr. DiCamillo is a director of Global Partner Acquisition Corp. (since 2015), Pella Corporation (from 1993 to 2007, and 2010 to present), the Sheridan Group, Inc. (since 1989), which was public within the past five years, and previously served as a director, as well as Lead Director, of 3Com Corporation (2000 to 2009). As a result of these and other professional experiences, Mr. DiCamillo possesses particular knowledge and experience in marketing/branded consumer products; strategic planning and leadership of complex organizations; and accounting, finance, and capital structure that strengthen the Board’s collective qualifications, skills, and experience.

DIANE M. DIETZ, 50, has served as a director since February 2013. Ms. Dietz has been the President and Chief Executive Officer of Rodan & Fields, LLC, a leading premium skincare company, since January 2016. Ms. Dietz served as an Executive Vice President and Chief Marketing Officer of Safeway, Inc., a leading food and drug retailer, from July 2008 to January 2015. Prior to joining Safeway, Inc., Ms. Dietz held positions of increasing responsibility with Procter and Gamble from 1989 through 2008. As a result of these and other professional experiences, Ms. Dietz possesses particular knowledge and experience in marketing/branded consumer products; manufacturing; sales and distribution; and strategic planning and leadership of complex organizations that strengthen the Board’s collective qualifications, skills, and experience.

GERRI T. ELLIOTT, 59, has served as a director since February 2014. Ms. Elliott is the former Executive Vice President, Strategic Advisor of Juniper Networks, a producer of high-performance networking equipment, a position she held from February 2014 until her retirement in July 2014. Ms. Elliott served as the company’s Executive Vice President and Chief Customer Officer from 2013 until February 2014; Executive Vice President and Chief Sales, Service and Support Officer from 2012 to 2013; Executive Vice President and Chief Sales Officer from 2011 to 2012 and as the company’s Executive Vice President, Strategic Alliances, from 2009 to 2011. Before joining Juniper Networks, Ms. Elliott was at Microsoft Corporation, where she was Corporate Vice President, Worldwide Sector Organization from 2004 to 2008. Prior to joining Microsoft Corporation, Ms. Elliott spent 22 years at IBM Corporation, where she held several senior executive positions in the U.S. and internationally. Ms. Elliott is a director of Bed Bath & Beyond, Inc. (since 2014) and Imperva, Inc. (since 2015). As a result of these and other professional experiences, Ms. Elliott possesses particular knowledge and experience in sales and distribution; innovation, technology and engineering; and strategic planning and leadership of complex organizations that strengthen the Board’s collective qualifications, skills, and experience.

7 l Notice of Annual Meeting of Stockholders and 2016 Proxy Statement

Item 1- Election of Directors
Director Nominees

JEFF M. FETTIG, 59, has served as a director since 1999. Mr. Fettig has been Chairman of the Board and Chief Executive Officer of Whirlpool since 2004 after holding other positions of increasing responsibility since 1981. Mr. Fettig is also a director of The Dow Chemical Company (since 2003). As a result of these and other professional experiences, Mr. Fettig possesses particular knowledge and experience in marketing/branded consumer products; sales and distribution; and strategic planning and leadership of complex organizations that strengthen the Board’s collective qualifications, skills, and experience.

MICHAEL F. JOHNSTON, 68, has served as a director since 2003. Mr. Johnston retired from Visteon Corporation, an automotive components supplier, in 2008. At Visteon, he served as Chairman of the Board and Chief Executive Officer, President, and Chief Operating Officer at various times since 2000. In May 2009, Visteon filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Before joining Visteon, Mr. Johnston held various positions in the automotive and building services industry. Mr. Johnston is also a director of Armstrong World Industries, Inc. (since 2010) and Dover Corporation (since 2013), and previously served as a director of Flowserve Corporation (1997-2013). As a result of these and other professional experiences, Mr. Johnston possesses particular knowledge and experience in manufacturing; innovation, technology and engineering; board practices of other major corporations; and accounting, finance, and capital structure that strengthen the Board’s collective qualifications, skills, and experience.

JOHN D. LIU, 47, has served as a director since 2010. Mr. Liu has been the Chief Executive Officer of Essex Equity Management, a financial services company, and Managing Partner of Richmond Hill Investments, an investment management firm, since March 2008. Prior to that time, Mr. Liu was employed for 12 years by Greenhill & Co. Inc., a global investment banking firm, in positions of increasing responsibility including Chief Financial Officer. As a result of these and other professional experiences, Mr. Liu possesses particular knowledge and experience in accounting, finance, and capital structure; strategic planning and leadership of complex organizations; and legal/regulatory and government affairs that strengthen the Board’s collective qualifications, skills, and experience.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement l 8

Item 1- Election of Directors
Director Nominees

HARISH MANWANI, 62, has served as a director since 2011. Mr. Manwani is Global Executive Advisor for Blackstone Private Equity Group, a position he has held since February 2015. Mr. Manwani is the former Chief Operating Officer of Unilever, a global consumer product brands company, a position he was appointed to in September 2011 and held until his retirement in December 2014. He remains the non-executive Chairman of Hindustan Unilever Limited (HUL). Mr. Manwani joined HUL in 1976, becoming a member of the HUL board in 1995, and held positions of increasing responsibilities in Unilever which have given him wide ranging international marketing and general management experience. Mr. Manwani is also a director of Pearson plc (since 2013), Qualcomm Inc. (since 2014) and Nielsen Holdings plc (since 2015) and is a director of the Economic Development Board of Singapore. Mr. Manwani also previously served as a director of ING Group (2008 to 2010). He has also served on the boards of various other external bodies. As a result of these and other professional experiences, Mr. Manwani possesses particular knowledge and experience in marketing/branded consumer products; international operations; sales and distribution; and strategic planning and leadership of complex organizations that strengthen the Board’s collective qualifications, skills, and experience.

WILLIAM D. PEREZ, 68, has served as a director since 2009. Mr. Perez has been a Senior Advisor to Greenhill & Co., Inc., a global investment banking firm, since January 2010. Prior to joining Greenhill & Co., Inc., Mr. Perez was President and Chief Executive Officer of the Wm. Wrigley Jr. Company from 2006 to 2008, and President, Chief Executive Officer, and a member of the Board of Nike, Inc. from 2004 to 2006, after spending 34 years at S.C. Johnson at various positions, including Chief Executive Officer and President. Mr. Perez is also a director of Johnson & Johnson (since 2007) and previously served as a director of Kellogg Company (2000 to 2006) and Campbell Soup Company (2009 to 2012). As a result of these and other professional experiences, Mr. Perez possesses particular knowledge and experience in sales and distribution; board practices of other major corporations; and international operations that strengthen the Board’s collective qualifications, skills, and experience.

MICHAEL D. WHITE, 64, has served as a director since 2004. Mr. White is an Advisory Partner for Trian Fund Management, L.P., a position he has held since January 2016. Prior to joining Trian, Mr. White was the Chairman, President and Chief Executive Officer of DIRECTV, a leading provider of digital television entertainment services, a position he held from January 2010 until his retirement in August 2015. He was also a director of the company from November 2009 until August 2015. From February 2003 until December 2009, Mr. White was Chief Executive Officer of PepsiCo International, and Vice Chairman, PepsiCo, Inc. after holding positions of increasing importance with PepsiCo since 1990. Mr. White is also a director of Kimberly-Clark Corporation (since 2015). As a result of these and other professional experiences, Mr. White possesses particular knowledge and experience in marketing/branded consumer products; accounting, finance, and capital structure; and legal/regulatory and government affairs that strengthen the Board’s collective qualifications, skills, and experience.

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Board of Directors and Corporate Governance

Board of Directors and Corporate Governance

I. Board of Directors and Committees
Board of Directors
During 2015, our Board met seven times and had four committees. The committees consisted of an Audit Committee, which met nine times; a Human Resources Committee, which met four times; a Corporate Governance and Nominating Committee, which met three times; and a Finance Committee, which met two times. Each director attended at least 75% of the total number of meetings of the Board and the Board committees on which he or she served.
All directors properly nominated for election are expected to attend the annual meeting of stockholders. In 2015, all of our directors attended the annual meeting of stockholders.
The table below breaks down the current membership for each committee.

Name	Audit	Human Resources	Corporate Governance and Nominating	Finance
Mr. Allen		X	X
Mr. Bitzer
Mr. DiCamillo	Chair			X
Ms. Dietz			X	X
Ms. Elliott	X	X
Mr. Fettig
Mr. Johnston	X		Chair
Mr. Liu	X			X
Mr. Manwani			X	X
Mr. Perez		X		Chair
Mr. White		Chair	X
Audit Committee
The members of the Audit Committee are Messrs. DiCamillo (Chair), Johnston, Liu, and Ms. Elliott. Pursuant to a written charter, the Audit Committee provides independent and objective oversight of our accounting functions and internal controls and monitors the objectivity of our financial statements. The Audit Committee assists Board oversight of:

1.	the integrity of our financial statements;

2.	our compliance with legal and regulatory requirements;

3.	the independent registered public accounting firm’s qualifications and independence; and

4.	the performance of our internal audit function and independent registered public accounting firm.

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Board of Directors and Corporate Governance

In performing these functions, the Audit Committee is responsible for the review and discussion of the annual audited financial statements, quarterly financial statements and related reports with management and the independent registered public accounting firm. These related reports include our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee also monitors policies and guidelines with respect to risk assessment and risk management, assesses the adequacy of financial disclosure, retains and/or terminates our independent registered public accounting firm, and exercises sole authority to review and approve all audit engagement fees and terms. The Audit Committee approves in advance the nature, extent, and cost of all internal control-related and permissible non-audit services provided by the independent registered public accounting firm, and also reviews annual reports from the independent registered public accounting firm regarding its internal quality control procedures.
Under its charter, the Audit Committee is comprised solely of three or more independent directors who meet the enhanced independence standards for audit committee members set forth in the New York Stock Exchange (“NYSE”) listing standards (which incorporates the standards set forth in the rules of the Securities and Exchange Commission). The Board has determined that each member of the Audit Committee satisfies the financial literacy qualifications of the NYSE listing standards and that Mr. DiCamillo satisfies the “audit committee financial expert” criteria established by the Securities and Exchange Commission and has accounting and financial management expertise as required under the NYSE listing rules.
Human Resources Committee
The members of the Human Resources Committee are Messrs. White (Chair), Allen, Perez, and Ms. Elliott. Pursuant to a written charter, the Human Resources Committee assures the adequacy of the compensation and benefits of Whirlpool’s officers and top management and compliance with any executive compensation disclosure requirements. In performing these functions, the Human Resources Committee has sole authority and responsibility to select, retain, and terminate any consulting firm assisting in the evaluation of director, CEO, or senior executive compensation. The Human Resources Committee has the following duties and responsibilities, among others:

1.
reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of these goals and objectives, and sets the CEO’s compensation level based on this evaluation and other relevant business information;

2.	determines and approves the compensation and other employment arrangements for Whirlpool’s executive officers;

3.	makes recommendations to the Board with respect to incentive compensation and equity-based plans; and

4.	determines and approves equity grants for executive officers and each individual subject to Section 16 of the Securities Exchange Act of 1934.
The Human Resources Committee has the authority to form subcommittees and delegate to those subcommittees certain actions. Under its charter, the Human Resources Committee is comprised solely of three or more independent directors who meet the enhanced independence standards for compensation committee members under the NYSE listing standards and qualify as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “nonemployee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. For information about the Human Resources Committee’s processes for

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establishing and overseeing executive compensation, refer to “Compensation Discussion and Analysis – Role of the Human Resources Committee.”
Corporate Governance and Nominating Committee
The members of the Corporate Governance and Nominating Committee are Messrs. Johnston (Chair), Allen, Manwani, White, and Ms. Dietz. Pursuant to a written charter, the Corporate Governance and Nominating Committee provides oversight on the broad range of issues surrounding the composition and operation of the Board, including:

1.	identifying individuals qualified to become Board members;

2.	recommending to the Board director nominees for the next annual meeting of stockholders;

3.	recommending to the Board a set of corporate governance principles applicable to Whirlpool; and

4.	recommending to the Board changes relating to director compensation.
The Corporate Governance and Nominating Committee also provides recommendations to the Board in the areas of committee selection and rotation practices, evaluation of the overall effectiveness of the Board and management, and review and consideration of developments in corporate governance practices. The Corporate Governance and Nominating Committee retains the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms. To assist the Corporate Governance and Nominating Committee in identifying potential director nominees who meet the criteria and priorities established from time to time and facilitate the screening and nomination process for such nominees, the Corporate Governance and Nominating Committee has retained third-party search firms. During 2015, the Corporate Governance and Nominating Committee engaged Heidrick & Struggles to assist it in identifying and soliciting potential candidates to join our Board. On an annual basis, the Corporate Governance and Nominating Committee solicits input from the full Board and conducts a review of the effectiveness of the operation of the Board and Board committees, including reviewing governance and operating practices and the Corporate Governance Guidelines for Operation of the Board of Directors. Under its charter, the Corporate Governance and Nominating Committee is comprised solely of three or more independent directors who meet the independence standards under the NYSE listing standards.
Finance Committee
The members of the Finance Committee are Messrs. Perez (Chair), DiCamillo, Liu, Manwani, and Ms. Dietz. Pursuant to a written charter, the Finance Committee considers issues affecting our financial structure and makes recommendations to the Board. The Finance Committee develops capital policies and strategies to set an acceptable capital structure, regularly reviews dividend action, liquidity management, adequacy of insurance coverage, the annual business plan as it relates to funds flow, capital expenditure and financing requirements, capital investment projects, major financial transactions, and tax planning strategy and initiatives. The Finance Committee also provides oversight of the Pension Fund Committee with respect to pension plan investment policies. Under its charter, the Finance Committee is comprised solely of three or more independent directors who meet the independence standards under the NYSE listing standards.

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Board of Directors and Corporate Governance

II. Corporate Governance
Director Independence
The Corporate Governance and Nominating Committee conducts an annual review of the independence of the members of the Board and its committees, and reports its findings to the full Board. Nine of our 11 directors are nonemployee directors (all except Messrs. Fettig and Bitzer). Although the Board has not adopted categorical standards of materiality for independence purposes (other than those set forth in the NYSE listing standards), information provided by the directors and Whirlpool did not indicate any relationships (e.g., commercial, industrial, banking, consulting, legal, accounting, charitable, or familial), which would impair the independence of any of the nonemployee directors. Based on the report and recommendation of the Corporate Governance and Nominating Committee, the Board has determined that each of its nonemployee directors satisfies the independence standards set forth in the listing standards of the NYSE.
Board Leadership Structure
As noted above, our Board is currently comprised of nine independent and two employee directors. Mr. Fettig has served as Chairman of the Board and Chief Executive Officer since July 2004, and has been a member of our Board since June 1999. Since 2003, the Board has designated one of the independent directors as Presiding Director. We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of our Presiding Director, benefits Whirlpool and its stockholders.
We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe our current Board leadership structure is optimal for us because it demonstrates to our employees, suppliers, customers, and other stakeholders that Whirlpool is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. Having a single leader for both the Company and the Board eliminates the potential for confusion or duplication of efforts, and provides clear leadership for Whirlpool. We believe Whirlpool, like many U.S. companies, has been well-served by this leadership structure.
Because the positions of Chairman of the Board and Chief Executive Officer are held by the same person, the Board believes it is appropriate for the independent directors to elect one independent director to serve as a Presiding Director. In addition to presiding at executive sessions of nonemployee directors, the Presiding Director has the responsibility to: (1) coordinate with the Chairman of the Board and Chief Executive Officer in establishing the annual agenda and topic items for Board meetings; (2) serve as a focal point for managing stockholder communication with independent directors; (3) retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate; (4) assist the Human Resources Committee with the annual evaluation of the performance of the Chairman of the Board and Chief Executive Officer, and in conjunction with the Chair of the Human Resources Committee, meet with the Chairman of the Board and Chief Executive Officer to discuss the results of such evaluation; and (5) perform such other functions as the independent directors may designate from time to time. Mr. Johnston is currently serving as the Presiding Director.
Our Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be optimal for Whirlpool and its stockholders. Our Corporate Governance Guidelines provide the flexibility for our Board to modify or continue our leadership structure in the future, as it deems appropriate.

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Board of Directors and Corporate Governance

Risk Oversight
Our Board is responsible for overseeing Whirlpool’s risk management. The Board focuses on Whirlpool’s general risk management strategy and the most significant risks facing Whirlpool, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

The Board has delegated to the Audit Committee oversight of Whirlpool’s risk management process. Among its duties, the Audit Committee reviews with management: (1) Whirlpool's policies with respect to risk assessment and management of risks that may be material to Whirlpool, (2) Whirlpool’s system of disclosure controls and system of internal controls over financial reporting, and (3) Whirlpool’s compliance with legal and regulatory requirements. The Audit Committee is also responsible for reviewing major legislative and regulatory developments that could materially impact Whirlpool’s contingent liabilities and risks. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.
Whirlpool’s management is responsible for day-to-day risk management. Our treasury, risk management, and internal audit areas serve as the primary monitoring and testing function for Company-wide policies and procedures and manage the day-to-day oversight of the risk management strategy for the ongoing business of Whirlpool. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.
We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing Whirlpool and that our Board leadership structure supports this approach.
Compensation Risk Assessment
Whirlpool regularly reviews its employee compensation programs based on several criteria, including the extent to which they may result in risk to the Company. Our compensation function, with assistance from the risk management and internal audit functions, annually assesses whether our compensation programs create incentives or disincentives that materially affect risk taking or are reasonably likely to have a material adverse effect on the Company. The Human Resources Committee, with the assistance of Frederic W. Cook & Co. (“Cook & Co.”), evaluates the results of this assessment. As part of this assessment, management and the Human Resources Committee considered the following features of our compensation programs: (1) annual and long-term performance metrics used in our global compensation programs are multiple, balanced and more heavily weighted toward corporate-wide, audited metrics; (2) the metrics used in the executive compensation programs are approved by the Human Resources Committee which is composed solely of independent directors; (3) the Human Resources Committee retains an independent advisor that is involved with an ongoing review of the executive compensation program; (4) long-term incentive compensation represents a significant portion of our compensation mix; (5) significant stock ownership guidelines are in place for executives; (6) claw-back provisions for some compensation programs are in place to deal with misconduct; and (7) commission incentive programs are designed to pay out based on profitability and are subject to multiple layers of management review, including an annual review of plan design and results by regional senior management. Based on this assessment, the Human Resources Committee has concluded that our compensation programs do not create risks that would be reasonably likely to have a material adverse effect on the Company.

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Board of Directors and Corporate Governance

Executive Sessions of Nonemployee Directors
The Board holds executive sessions of its nonemployee directors generally at each regularly scheduled meeting. The Presiding Director serves as the chairperson for these executive sessions.
Communications Between Stockholders and the Board
The Board has adopted procedures for communications by stockholders and other interested parties with the Board, the Presiding Director, the independent directors as a group, and individual directors.  The Board has designated the Corporate Secretary as its agent for the receipt and processing of such communications.

Interested parties may send communications to the Board as a whole, the Chairman of the Board, the Presiding Director, the independent directors as a group, a committee of the Board, a committee chair, or individual directors:

•	Electronically by email to: corporate_secretary@whirlpool.com;

•	In writing by letter to:

[Name of Director or Group]
c/o Corporate Secretary
Whirlpool Corporation
2000 N M-63, MD 3602
Benton Harbor, MI 49022

Such communications should clearly identify the intended recipient.

Majority Voting for Directors; Director Resignation Policy
Whirlpool’s By-laws require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections (number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), directors will be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Board’s policy, any director who fails to be elected must offer to tender his or her resignation to the Board. The Board shall nominate for election or reelection as director only candidates who agree to tender, promptly following the annual meeting at which they are elected or reelected as director, irrevocable resignations that will be effective upon (1) the failure to receive the required vote at the next annual meeting at which they face reelection and (2) Board acceptance of such resignation. In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors in accordance with this Board policy.
If an incumbent director fails to receive the required vote for reelection, the Corporate Governance and Nominating Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding

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that resignation. The Corporate Governance and Nominating Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.
Code of Ethics
All of Whirlpool’s directors and employees, including its Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer, are required to abide by our long-standing Code of Ethics, augmented to comply with the requirements of the NYSE and Securities and Exchange Commission, to ensure that Whirlpool’s business is conducted in a consistently legal and ethical manner. The Code of Ethics covers all areas of professional conduct, including employment policies, conflicts of interest, fair dealing, and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. We intend to disclose future amendments to, or waivers from, certain provisions of the Code of Ethics for executive officers and directors on the Whirlpool website within four business days following the date of any such amendment or waiver.
Director Nominations to be Considered by the Board
Stockholders entitled to vote in the election of directors of the Board may propose director candidates at times other than at the annual meeting. For such a proposal to be properly made by any stockholder and considered for recommendation by the Board to the stockholders, written notice of such stockholder’s proposal must be given, either by personal delivery or by registered or certified United States mail, postage prepaid, to the Corporate Secretary of Whirlpool (and must be received by the Corporate Secretary) by November 8, 2016. Such notice shall set forth all of the information required by Article II, Section 11 of our By-laws. Nomination of a director to be submitted for consideration at the 2017 annual meeting of stockholders must be received by the Corporate Secretary of Whirlpool personally or by registered or certified mail, by January 18, 2017 and must satisfy the procedures set forth in Whirlpool's By-laws to be considered at the meeting. Our By-laws are posted for your convenience on the Whirlpool website: www.whirlpoolcorp.com/by-laws. Whirlpool believes that all nominees must, at a minimum, meet the selection criteria established by the Corporate Governance and Nominating Committee. The Board evaluates director nominees recommended by stockholders in the same manner in which it evaluates other director nominees. Whirlpool has established, through its Corporate Governance and Nominating Committee, selection criteria that identify desirable skills and experience for prospective Board members, including those properly nominated by stockholders.
The Board, with the assistance of the Corporate Governance and Nominating Committee, selects potential new Board members using criteria and priorities established from time to time. Desired personal qualifications for director nominees include: intelligence, integrity, strength of character, and commitment. Nominees should also have the sense of timing required to assess and challenge the way things are done and recommend alternative solutions to problems; the independence necessary to make an unbiased evaluation of management performance and effectively carry out responsibilities of oversight; an awareness of both the business and social environment in which today’s corporation operates; and a sense of urgency and spirit of cooperation that will enable them to interact with other Board members in directing the future, profitable growth of Whirlpool. Desired experience for director nominees includes: at least ten years of experience in a senior executive role with a major business organization, preferably as either Chief Executive Officer or Chairman (equivalent relevant experience from other backgrounds such as academics or government may also be considered); a proven record of accomplishment and line operating (or equivalent) experience; first-hand experience with international operations; a working knowledge of corporate governance issues and the changing role of the Board; and exposure to corporate programs designed to create stockholder value, while balancing the needs of all stakeholders. Director nominees should not be employed by or affiliated with any organization that has significantly competitive lines of business or that may otherwise present a conflict of

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Board of Directors and Corporate Governance

interest. The composition, skills, and needs of the Board change over time and will be considered in establishing the profile of desirable candidates for any specific opening on the Board. The Corporate Governance and Nominating Committee has determined that it is desirable for the Board to have a variety of differences in viewpoints, professional experiences, educational background, skills, race, gender, age, and national origin, and considers diversity and background in its selection process.
Corporate Governance Guidelines and Other Available Information
Whirlpool is committed to the highest standards of corporate governance. On the recommendation of the Corporate Governance and Nominating Committee, the Board adopted a set of Corporate Governance Guidelines for Operation of the Board of Directors.
Whirlpool’s current Corporate Governance Guidelines, Code of Ethics, By-laws, and written charters for its Audit, Finance, Human Resources, and Corporate Governance and Nominating committees are posted on the Whirlpool website: www.whirlpoolcorp.com/policies. Stockholders may also request a free copy of these documents from: Investor Relations, Whirlpool Corporation, 2000 North M-63, Mail Drop 2609, Benton Harbor, Michigan 49022-2692; (269) 923-2641.
Related Person Transactions
The Board has adopted written procedures relating to the Corporate Governance and Nominating Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by Securities and Exchange Commission regulations (“related person transactions”). A “related person” is defined under the applicable Securities and Exchange Commission regulation and includes our directors, executive officers, and owners of 5% or more of our common stock. The Corporate Secretary administers procedures adopted by the Board with respect to related person transactions and the Corporate Governance and Nominating Committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the Corporate Governance and Nominating Committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the Chairman of the Corporate Governance and Nominating Committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the Corporate Governance and Nominating Committee. In approving any related person transaction, the Corporate Governance and Nominating Committee must determine that the transaction is fair and reasonable to Whirlpool. The Corporate Governance and Nominating Committee periodically reports on its activities to the Board. The written procedures relating to the Corporate Governance and Nominating Committee’s review and approval of related person transactions is available on our website: www.whirlpoolcorp.com/policies.
Human Resources Committee Interlocks and Insider Participation
During fiscal 2015, Messrs. Allen, Kerr, Perez, White and Ms. Elliott served as members of the Human Resources Committee. Mr. Kerr served as a member of the committee until his retirement in April 2015. No member of the Human Resources Committee was at any time during 2015 an officer or employee of Whirlpool and no member of the Human Resources Committee has formerly been an officer of Whirlpool. In addition, no “compensation committee interlocks” existed during fiscal year 2015.

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Security Ownership

Security Ownership
The following table presents the ownership on December 31, 2015 of the only persons known by us as of February 17, 2016 to beneficially own more than 5% of our common stock, based upon statements on Schedule 13G filed by such persons with the Securities and Exchange Commission.

Schedule 13G Filed On	Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
2/11/2016	The Vanguard Group Inc.(1) 100 Vanguard Blvd. Malvern, PA 19355	6,467,441	8.37%
1/27/2016	BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10022	5,117,601	6.63%

(1)
Based solely on a Schedule 13G/A filed with the SEC by The Vanguard Group Inc. (“Vanguard Group”), a registered investment advisor. Vanguard Group has sole voting power with respect to 145,574 shares, sole dispositive power with respect to 6,313,194 shares, shared voting power with respect to 8,300 shares, and shared dispositive power with respect to 154,247 shares.

(2)
Based solely on a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power with respect to 4,383,893 shares and sole dispositive power with respect to 5,117,601 shares.

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Beneficial Ownership

Beneficial Ownership
The following table reports beneficial ownership of common stock by each director, nominee for director, and the Named Executive Officers (as defined elsewhere in this proxy statement), and all directors and executive officers of Whirlpool as a group, as of February 1, 2016. Beneficial ownership includes, unless otherwise indicated, all shares with respect to which each director or executive officer, directly or indirectly, has or shares the power to vote or to direct the voting of such shares or to dispose or direct the disposition of such shares. The address of all directors and executive officers named below is c/o Whirlpool Corporation, 2000 North M-63, Benton Harbor, Michigan 49022-2692.

Name	Shares Beneficially Owned (1)	Deferred Stock Units (2)	Shares Under Exercisable Options (3)	Total (4)	Percentage (* Less than 1%)
Samuel R. Allen	11,357	—	—	11,357	*
Marc R. Bitzer	65,645	35,448	39,974	141,067	*
João C. Brega	26,035	1,747	12,522	40,304	*
Gary T. DiCamillo	6,202	15,200	12,337	33,739	*
Diane M. Dietz	3,463	—	—	3,463	*
Gerri T. Elliott	2,436	—	—	2,436	*
Jeff M. Fettig	323,990	217,385	1,097,172	1,638,547	2.09%
Michael F. Johnston	3,000	11,934	9,937	24,871	*
John D. Liu	1,000	5,724	—	6,724	*
Harish Manwani	3,650	—	—	3,650	*
William D. Perez	6,239	1,475	1,357	9,071	*
Michael A. Todman	46,953	54,416	25,508	126,877	*
Larry M. Venturelli	17,545	6,093	16,460	40,098	*
Michael D. White	2,700	11,403	—	14,103	*
All directors and executive officers as a group (16 persons)	542,105	306,409	1,217,320	2,065,834	2.62%

(1)
Does not include 1,465,091.635 shares held by the Whirlpool 401(k) Trust (but does include 7,053.365 shares held for the accounts of executive officers). Includes restricted stock units that become payable within 60 days of February 1, 2016, before deferrals and tax liabilities.

(2)
Represents the number of shares of common stock, based on deferrals made into the Deferred Compensation Plan II for Nonemployee Directors, one of the executive deferred savings plans, or the terms of deferred stock awards, that we are required to pay to a nonemployee director when the director leaves the Board or to an executive officer when the executive officer is no longer an employee. None of these deferred stock units have voting rights.

(3)	Includes shares subject to options that will become exercisable within 60 days of February 1, 2016.

(4)	May include restricted stock units and option shares which cannot be voted until vesting or exercise, as applicable.

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Beneficial Ownership

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires Whirlpool’s directors and executive officers and persons who own more than 10% of Whirlpool’s common stock (each, a “reporting person”) to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Whirlpool’s common stock. Based solely on its review of the copies of such reports furnished to or prepared by Whirlpool and written representations that no other reports were required, Whirlpool believes that all Section 16(a) filing requirements applicable to reporting persons were complied with during the fiscal year ended December 31, 2015.

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Nonemployee Director Compensation

Nonemployee Director Compensation
The elements of our 2015 director compensation are reflected in the table below. Only nonemployee directors receive compensation for their services as a director. We believe that it is important to attract and retain outstanding nonemployee directors. One way we achieve this goal is through a competitive compensation program.

2015 Nonemployee Director Compensation
Type of Compensation	Amount
Annual Cash Retainer	$125,000
Annual Stock Awards Retainer*	644
Annual Retainer for Committee Chair (in addition to other retainers):
Audit Committee	$20,000
Human Resources Committee	$15,000
All Other Committees	$10,000
Annual Retainer for Presiding Director (in addition to other retainers)	$25,000
*See “Nonemployee Director Equity” below for an explanation of how the number of shares was calculated for 2015.
Nonemployee Director Equity
In 2015, our nonemployee director compensation program included the following equity payments from Whirlpool’s Amended and Restated 2010 Omnibus Stock and Incentive Plan: (1) a one-time grant of 1,000 shares of common stock made at the time a director first joins the Board; and (2) a grant of stock on the date of the annual meeting of stockholders, with the number of shares to be issued determined by dividing $125,000 by the price of a single share of Whirlpool common stock at the close of business on the day of the annual meeting of stockholders.
Deferral of Annual Retainer and Stock Grants
A nonemployee director may elect to defer any portion of the annual cash retainer and annual stock awards retainer until he or she ceases to be a director. Under this policy, when the director’s term ends, any deferred annual retainer will be made in a lump sum or in monthly or quarterly installments. In addition, payment of any deferred annual stock grant will be made as soon as is administratively feasible. Annual cash retainers deferred on or before December 31, 2004 accrue interest quarterly at a rate equal to the prime rate in effect from time to time. Annual cash retainers deferred after December 31, 2004 may be allocated to notional investments that mirror those available to participants in our U.S. 401(k) plan, with the exception of the Whirlpool stock fund.
Stock Ownership Guidelines
Stock ownership guidelines, which are approved by the Board, support the objective of increasing the amount of Whirlpool stock owned by nonemployee directors. Ensuring that our nonemployee directors have a significant stake in Whirlpool’s long-term success aligns the interests of such directors with those of our

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Nonemployee Director Compensation

stockholders. These ownership guidelines are based on a review of competitive market practice conducted by Cook & Co., our independent compensation consultant.
The Board has established a guideline for nonemployee directors to have equity ownership of Whirlpool stock equal in value to five times the basic annual cash retainer, with a five-year timetable to obtain this objective. Each nonemployee director’s progress toward achieving the requisite level of ownership is reviewed annually. As of the end of 2015, all nonemployee directors met, or were on track to meet, this requirement.
Charitable Program
Through 2007, each nonemployee director, upon election or reelection to the Board, could choose to relinquish all or a portion of the annual cash retainer, in which case Whirlpool may, at its sole discretion, then make an award to a charitable organization upon the director’s death. Under the program, the election to relinquish compensation is irreversible, and Whirlpool may choose to make contributions in the director’s name to as many as three charities. The Board of Directors eliminated this program, prospectively, as of January 1, 2008. Mr. White is the only active director with an outstanding benefit under this program.
Under a separate program, a director’s qualifying charitable contribution of up to $10,000 will be matched by the Whirlpool Foundation annually.
Term Life and Travel Accident Insurance
Whirlpool pays the premiums to provide each nonemployee director who served on the Board as of January 1, 2011, with term life insurance while serving as a director, unless the director has opted out of coverage. The coverage amount is equal to one-tenth of the director’s basic annual cash retainer times the director’s months of service (not to exceed 120). In addition, Whirlpool also provides each nonemployee director who was on the Whirlpool Board as of January 1, 2011 with travel accident insurance of $1 million when traveling on Whirlpool business.
Whirlpool Appliances
For evaluative purposes, Whirlpool permits nonemployee directors to test Whirlpool products for home use. The cost to Whirlpool of this arrangement in 2015 (based on distributor price of products and delivery, installation, and service charges) did not exceed $14,852 for any one nonemployee director or $31,037 for all nonemployee directors as a group. Directors are not reimbursed for any income taxes they incur as a result of this policy.
Business Expenses
Whirlpool reimburses nonemployee directors for business expenses related to their attendance at Whirlpool meetings, including room, meals and transportation to and from Board and committee meetings (e.g., commercial or private flights, cars and parking). On rare occasions, a director’s spouse or other family member may accompany a director on a flight on Whirlpool aircraft. No additional operating cost is incurred by Whirlpool in such situations and the director is taxed on the value of the benefit. Directors are reimbursed for attendance at qualified third-party director education programs.

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Nonemployee Director Compensation

Nonemployee Director Compensation Table

Name	Fees Earned or Paid in Cash (2) ($)	Stock Awards (3) ($)	All Other Compensation (4) ($)	Total ($)
Samuel R. Allen	125,000	124,917	963	250,880
Gary T. DiCamillo	145,000	124,917	2,096	272,013
Diane M. Dietz	125,000	124,917	1,925	251,842
Gerri T. Elliott	125,000	124,917	15,815	265,732
Michael F. Johnston	160,000	124,917	13,086	298,003
William T. Kerr (1)	38,462	—	2,795	41,257
John D. Liu	125,000	124,917	4,660	254,577
Harish Manwani	125,000	124,917	798	250,715
William D. Perez	135,000	124,917	2,369	262,286
Michael D. White	140,000	124,917	33,103	298,020

(1)	William T. Kerr did not stand for reelection at the 2015 annual meeting of stockholders held on April 21, 2015.

(2)	The aggregate dollar amount of all fees earned or paid in cash for services as a director, including all annual retainer fees, before deferrals and relinquishments.

(3)
Reflects the fair value of shares of common stock, before deferrals, awarded in 2015 on the award date. The fair value of the stock awards for financial reporting purposes will likely vary from the amount the director actually receives based on a number of factors, including stock price fluctuations and timing of sale. See the “Share-based Incentive Plans” Note to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for a discussion of the relevant assumptions used to account for these awards. As of December 31, 2015, none of our nonemployee directors were deemed to have outstanding stock awards because all stock awards vest immediately.

(4)    The table below presents an itemized account of 2015 nonemployee director “All Other Compensation”.

Name	Life Insurance Premiums ($)	Charitable Program (a) ($)	Whirlpool Appliances and Other Benefits ($)	Total ($)
Samuel R. Allen	—	—	963	963
Gary T. DiCamillo	—	—	2,096	2,096
Diane M. Dietz	—	—	1,925	1,925
Gerri T. Elliott	—	—	15,815	15,815
Michael F. Johnston	—	—	13,086	13,086
William T. Kerr	730	—	2,065	2,795
John D. Liu	1,301	—	3,359	4,660
Harish Manwani	—	—	798	798
William D. Perez	1,406	—	963	2,369
Michael D. White	2,538	29,602	963	33,103

(a)	Includes 2015 interest cost related to the Charitable Program. The maximum amount payable under the Charitable Program upon Mr. White’s death is $1.5 million.

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Compensation Discussion and Analysis

Compensation Discussion and Analysis

I. Executive Summary
2015 Company Results
Whirlpool achieved record revenues, ongoing operating margins and ongoing earnings per share in 2015. These results were achieved despite a challenging external economic environment and severe currency headwinds caused by the strengthening U.S. dollar.  Emerging market and currency headwinds, if left unchecked, would have resulted in nearly $4 billion of lost revenue and $6 per share in lost earnings, a shock greater than the Global Financial Crisis of 2008. However, by executing against our strategy and focusing on what can be controlled, Whirlpool took actions required to offset the negative implications of these headwinds and deliver the following value-creating results:

●	Whirlpool achieved record ongoing operating margins of 7.5%, an increase of approximately 10 basis points over 2014.[1]

●	Whirlpool achieved record revenues of $20.9 billion, an increase of approximately 5% over 2014, or 18% excluding the negative impact of currency.

●	Whirlpool achieved record ongoing earnings per share of $12.38 in 2015, an increase of approximately 9% over 2014.[1]

●
Whirlpool made substantial progress toward integrating Indesit in Europe and Hefei Sanyo in China, acquisitions that Whirlpool believes will deliver nearly $400 million of cost synergies and create leading positions in those markets.

●
Whirlpool used strong cash flow to maximize stockholder return through $250 million in share repurchases, increased quarterly dividend payments, and the completion of the American Dryer Corporation acquisition in North America. As a result of these investments, Whirlpool ended the year with a strong balance sheet and increased investment capacity to allow the Company to build an even stronger future.

●	Whirlpool's three year cumulative Total Shareholder Return (TSR) was 53%.

●	Whirlpool continued to invest in the leadership talent pipeline and increased engagement globally relative to Best in Class benchmark levels.

[1]For a reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, please see Annex A.

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Compensation Discussion and Analysis

Pay-for-Performance Philosophy

Whirlpool is dedicated to global leadership and to delivering superior stockholder value. To achieve our objectives, we developed and employ a pay-for-performance philosophy based on the following guiding principles:

•	Compensation should be incentive-driven with both a short-term and long-term focus.

•	A significant portion of pay should be performance-based, with the proportion varying in direct relation to an executive's level of responsibility.

•	Components of compensation should be linked to the drivers of stockholder value over the long term.

•	Components of compensation should be tied to an evaluation of business results and individual performance.

In support of our pay-for-performance philosophy, and consistent with prior years, performance-based compensation in the form of short-term and long-term incentives constituted 89% of 2015 total target compensation for our CEO and an average of 77% of 2015 total target compensation for our other Named Executive Officers (“NEOs”).

2015 Compensation Program Review
The Human Resources Committee of the Board of Directors (the “Committee”) considers the results of the annual “Say on Pay” vote, among other factors, in making decisions regarding executive compensation programs. We received very strong support (95%) for our 2014 executive compensation programs at our 2015 Annual Meeting. The Committee recognizes that market practices and stockholder views on executive compensation practices continue to evolve. In recognition of this, the Committee continues to evaluate and make changes to ensure the Company has the appropriate compensation programs in place to most effectively link pay for performance, create stockholder value over the long term, and consistently apply good governance practices.
Whirlpool remains firmly committed to continued investor dialogue regarding the overall architecture of our executive compensation programs. Investor feedback is carefully considered and incorporated into program enhancements, and the Committee works closely with its independent advisor and the management team to stay abreast of evolving market practices and investor preferences.
Compensation Program Highlights
The following table summarizes executive compensation practices that we have implemented to drive performance, as well as practices we avoid because we do not believe they serve investors' long-term interests.

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Compensation Discussion and Analysis

What We Do
✓	Pay for performance
✓	Use an independent compensation consulting firm which provides no other services to Whirlpool
✓	Cap short and long-term incentive awards
✓	Set robust stock ownership guidelines for our executives (7x multiple for CEO)
✓	Subject all variable pay to a compensation recovery “claw-back” policy
✓	Have “double-trigger” Change in Control agreements
✓	Mitigate risk in our compensation programs
✓	Provide limited, market-competitive perquisites necessary to attract and retain top talent

What We Don't Do
X	Allow hedging or pledging of Whirlpool stock by executive officers and directors
X	Gross up compensation for excise or income taxes
X	Enter into employment contracts except as required by local law or prevailing market practice
X	Grant Restricted Stock Units that pay dividends or dividend equivalents prior to vesting
X	Reprice or reload stock options

II. How Compensation Decisions Are Made
Role of the Human Resources Committee
The Human Resources Committee has overall responsibility for Whirlpool's executive compensation programs. Typically, the Committee adopts the compensation goals and objectives for awards under our short-term and long-term incentive plans at its meeting in February of each year. The Committee considers and makes decisions on the principal elements of each NEO's compensation package at this meeting. The Committee also performs its evaluation of CEO performance for the most recently completed year and establishes target CEO compensation for the current year at this meeting. Throughout the year, the Committee evaluates the overall effectiveness of our compensation philosophy and programs in supporting our business strategy and human resources objectives. In addition, the Committee reviews management's recommendations regarding hiring, promotion, retention, severance, and individual executive compensation packages related to those events.
In making its determinations, the Committee reviews and considers various factors and assigns different weightings to these factors depending on the type of determination and the circumstances related to each specific action. For example, in determining base salary, the Committee may rely more heavily on market data and the guidance of its independent compensation consultant. Likewise, in determining the payout of incentive awards, the Committee considers Company performance and management's assessment of individual performance. As a final example, in setting long-term compensation, the Committee may give more weight to the scope and complexity of the individual's position and impact on overall Company results. While the Committee solicits and reviews recommendations from its independent compensation consultant, and in

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Compensation Discussion and Analysis

some circumstances management, ultimately the Committee makes decisions regarding these matters in its sole discretion.
Role of the Compensation Consultant
The Committee engages an independent compensation consultant to advise the Committee on Whirlpool's executive compensation program. The Committee has the sole authority to approve the independent compensation consultant's fees and terms of engagement. The Committee continued to retain Frederic W. Cook & Co., Inc. (“Cook & Co.”) in 2015 as its independent compensation consultant because of its extensive expertise and its independence due to the lack of any other business relationship with Whirlpool.
Cook & Co. did not perform any services for Whirlpool in 2015 other than those for the Committee related to executive compensation as discussed below. Cook & Co. analyzed the effectiveness of pay-for-performance programs and assisted the Committee with a variety of ongoing items, including a review of materials prepared by management in advance of Committee meetings and the review of public disclosures, including this Compensation Discussion and Analysis and the accompanying tables and narrative footnotes.
As part of its ongoing role, Cook & Co. assists the Committee in reviewing executive compensation market practices and trends in general, and reviewing the compensation packages provided to the NEOs and other senior executives, based on a marketplace assessment of the compensation for the NEOs and other senior executives in comparable positions within the comparator group set forth under “Benchmarking”. With respect to the CEO, Cook & Co. provides alternatives, without the CEO's input, to the Committee regarding the CEO's compensation package (base salary, target incentive award levels, and mix of pay components).
The Committee has determined that the work of Cook & Co. did not raise any conflicts of interest in 2015. In making this assessment, the Committee considered the independence factors enumerated under SEC and NYSE rules, including the fact that Cook & Co. does not provide any other services to Whirlpool, the level of fees received from Whirlpool as a percentage of Cook & Co.'s total revenue, policies and procedures employed by Cook & Co. to prevent conflicts of interest, and whether Cook & Co. or the individual Cook & Co. advisors to the Committee own any Whirlpool stock or have any business or personal relationships with members of the Committee or our executive officers.
Role of Management
Each year, the CEO and Chief Human Resources Officer make recommendations to the Committee regarding the design of the compensation and benefit programs for all executive officers. In addition, the CEO makes recommendations with respect to base salary, short-term cash incentive compensation, long-term incentive compensation, and the total compensation levels for NEOs other than himself, based on his assessment of individual performance and contribution to Whirlpool. The CEO and Chief Human Resources Officer recommend the performance metrics to be used in establishing performance goals for the short-term cash incentive and long-term equity and cash incentive programs for adoption by the Committee. The Committee has authority to adopt or modify these metrics in its sole discretion. In addition, the CEO assesses the individual performance of the other NEOs to assist the Committee in making determinations regarding awards to be paid out under incentive programs.
Benchmarking
For 2015, the Committee utilized the comparator group listed below to benchmark executive compensation, which was the same comparator group utilized by the Committee in the prior year. These 17 public companies

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Compensation Discussion and Analysis

were selected because they have national and global business operations and are similar to Whirlpool in revenue, income, assets, market capitalization, number of employees, lines of business, and required management skills. Additionally, companies in the comparator group are recognized for their excellence in the areas of consumer focus and trade customer relations, and for possessing highly complex global supply chains and manufacturing footprints.
In order to acquire market compensation data for companies in the comparator group, we use publicly disclosed compensation data contained in proxy statements as well as proprietary surveys purchased from third-party consulting firms. These independently conducted surveys generally include data from numerous organizations across various industry groupings and specific international regions and also allow for comparisons to be made on the basis of job scope and other measures relevant to Whirlpool. Our benchmarking efforts also include understanding broader general industry practice.

2015 Comparator Group
3M Company Cummins, Inc. Colgate-Palmolive Company Deere & Company Eaton Corporation plc Emerson Electric Co. The Goodyear Tire & Rubber Company Honeywell International, Inc. Illinois Tool Works, Inc.	Ingersoll-Rand plc Johnson Controls, Inc. Kellogg Company Motorola Solutions, Inc. Parker Hannifin Corporation Stanley Black & Decker, Inc. Textron, Inc. Xerox Corporation

III. What We Pay and Why
The Human Resources Committee sets compensation using a market-based approach, with differentiation based on individual and Company performance. The elements of our compensation program reflect our pay-for-performance philosophy. The Committee creates a compensation package for each NEO that contains a mix of compensation elements that it believes best addresses each NEO's responsibilities, and best achieves our overall compensation objectives. In establishing target compensation, the Committee considers factors discussed below such as market compensation values and job responsibility.
Our compensation program is designed so that an individual's target compensation level rises as job responsibility increases, with the portion of performance-based compensation rising as a percentage of total target compensation. This ensures that the senior-most executives who are responsible for development and execution of our strategic plan are held most accountable for operational performance results and changes in stockholder value over time. As a result, actual total compensation of an executive is more dependent on performance than total compensation of employees at other levels of the corporation, resulting in larger increases and decreases in realized pay relative to target during periods of above-target and below-target performance. In addition, the Committee makes distinctions in the mix of cash and equity components based on job responsibility in shaping each NEO's compensation package. Generally, the proportion of equity compensation rises with increasing job responsibility to ensure strong alignment between executive and long-term stockholder interests.

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Compensation Discussion and Analysis

Element	Characteristics
Base Salary	- Fixed component based on responsibility, experience and performance - Target is the median range for similar positions in the comparator group
Short-term Incentives	- Performance-based variable cash incentives based on annual financial and individual performance - Target is the median range for similar positions in the comparator group
Long-term Incentives
 - Performance-based variable equity and cash incentives in the form of performance restricted stock units and stock options, as well as time-based restricted stock units and performance cash units for certain positions
 - Target is the median range for similar positions in the comparator group

Other Benefits	- Health and welfare benefits available to substantially all salaried employees - Limited perquisites designed to support a competitive compensation package
Retirement Benefits	- NEOs participate in tax-qualified and non-qualified defined benefit and defined contribution plans - Target is the median income replacement ratio for a broad-based group of companies
In support of our pay-for-performance philosophy, short-term and long-term incentives constituted 89% of 2015 total target compensation for our CEO and an average of 77% of 2015 total target compensation for our other NEOs.

Program Design & Elements
Base Salary
In reviewing base salary levels for 2015, the Committee considered the comparative market data and recommendations provided by Cook & Co. and, with respect to other NEOs, the CEO’s recommendations and Whirlpool’s practice for 2015 salary increases. Effective in March 2015, the Committee increased Mr. Fettig’s salary to $1,480,000, Mr. Venturelli’s salary to $650,000, Mr. Todman’s salary to $920,000, and Mr. Bitzer’s salary to $945,000 from levels previously established in 2014. Effective in July 2015, Mr. Brega's salary was increased to 1,749,000 Brazilian Reais (BRL) from levels previously established in 2014. These increases were implemented to remain consistent with our compensation philosophy of targeting NEO base salaries at the median range of the comparator group in 2015. In some cases, base salaries may be higher or lower than the market median based on factors such as executive performance, experience, and responsibilities. In recognition of his increased scope of responsibility and appointment as President and Chief Operating Officer, the Committee approved a salary increase to $1,000,000 for Mr. Bitzer, effective November 1, 2015.

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Compensation Discussion and Analysis

Short-term Incentives
Consistent with Whirlpool's pay-for-performance philosophy, our short-term cash incentive program is designed to focus attention on short-term drivers of stockholder value creation, reflect Company financial and individual performance, and complement the metrics used in our long-term incentive program to create a balanced focus on the key drivers of our multi-year financial and operational strategy. The program ensures that a significant portion of our NEOs' short-term cash compensation is directly tied to key performance measurements and is therefore variable.
In 2015, the Committee established short-term incentive target opportunities as a percentage of base salary for each NEO, taking into account comparative market data. The target award levels are generally set at the median of the comparator group and are as follows for each NEO:

NEO	2015 Short-term Incentive Target Award (as a % of Base Salary)	Change from 2014 Target Levels
Jeff M. Fettig	150%	—
Larry M. Venturelli	100%	—
Michael A. Todman	100%	—
Marc R. Bitzer	125%	+25%
João C. Brega	100%	—
In recognition of his increased scope of responsibility and appointment as President and Chief Operating Officer, the Committee approved an increase of 25% from Mr. Bitzer's prior target award percentage, effective with respect to base salary earned after November 1, 2015.
As in prior years, the Committee determined a threshold goal for 2015 using an objective performance measure. Failure to meet the objective performance goal results in the forfeiture of each NEO’s entire short-term incentive opportunity. Meeting the objective performance goal establishes each NEO award at the maximum level. The objective performance goal established by the Committee for 2015 was return on equity (ROE) of 8%, which is calculated in accordance with the Executive Performance Excellence Plan.
If the objective performance goal is met, the Committee then determines each NEO's actual payout by reference to a Company Performance Factor ranging from 0% to 150% and based on performance metrics reflecting the Company’s critical objectives for the year. The Committee may choose to apply a discretionary adjustment of up to +/- 25% in the event of significant individual accomplishments or shortfalls. The maximum opportunity for award achievement is 187.5% of target, based on a 150% Company Performance Factor multiplied by a 125% individual performance adjustment. The formula, including performance metrics and weighting, established by the Committee after reviewing the 2015 business plan, appears in the following illustration.

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Compensation Discussion and Analysis

Illustration of Whirlpool's 2015 Short-term Incentive Award for NEOs
The Committee set 2015 Company Performance Factor objectives based on Ongoing Earnings Before Interest and Taxes (EBIT) and Free Cash Flow, measures used by the Company to communicate with the investment community about the Company’s financial performance. The Ongoing EBIT measure excludes items that may not be indicative of, or are unrelated to, results from our ongoing business operations. Ongoing EBIT consists of GAAP operating profit and excludes restructuring expense, acquisition related transition cost, benefit plan curtailment, legacy product warranty and liability expense, pension settlement charges, and antitrust and dispute resolutions. The Free Cash Flow measure consists of cash provided by operating activities after capital expenditures and proceeds from the sale of assets and businesses and changes in restricted cash. The targets and ranges established by the Committee appear below.

	Ongoing EBIT (75% Weighting)	Free Cash Flow (25% Weighting)	Percentage Multiplier
Threshold	$1,360M	$16M	1%
Target	$1,720M	$700M	100%
Maximum	$1,875M	$900M	150%
The Company ROE for 2015 was 15.0%, exceeding the objective performance goal. The Company achieved record operating results in 2015, including record revenues of $20.9 billion, ongoing operating profit margin of 7.5%, and ongoing earnings per share of $12.38. However, global macroeconomic factors, in particular dramatic foreign currency devaluation, negatively impacted the Company’s financial performance on the metrics selected for determining the 2015 Company Performance Factor and the targets which were established based on a constant currency plan. The unprecedented foreign currency devaluation reduced 2015 consolidated global operating profit by over $400 million. As a result, Ongoing EBIT for 2015 was $1,444 million and Free Cash Flow for 2015 was $620 million.

The Committee retains discretion to adjust the Company Performance Factor based on unusual, non-recurring or extraordinary items to achieve a fair and balanced outcome. The Committee considered that the extreme currency devaluation realized in 2015 was not anticipated when the performance goals were set. The Committee also considered that the executives took strong and effective actions to address a volatile, negative environment and delivered record financial results. The Committee further considered that despite record performance on other financial metrics, the unadjusted impact of the currency devaluation on Ongoing EBIT and Free Cash Flow would yield a Company Performance Factor of 35.8%. In consideration of these factors, the Committee eliminated a portion of the currency impact in determining the final Company Performance Factor. Had the Committee used constant currency based on rates in place at the beginning of the year, the

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Compensation Discussion and Analysis

Company Performance Factor would have been 150% of the target award opportunity. In order to arrive at a fair and balanced outcome, the Committee established a Company Performance Factor of 75%, or one-half of what would have been determined under a constant currency measurement.

Based on this review, the Committee determined the actual payout to each NEO by multiplying the NEO's target award by the applicable Company Performance Factor and using judgment based on individual NEO performance. Refer to pages 37-38 for a description of individual performance factors considered.
Long-term Incentives
The Committee makes annual grants of long-term incentives to focus executives on Whirlpool’s longer-term financial and strategic objectives, to create commonality of interest between the management team and stockholders, and to support Whirlpool’s objectives related to attracting and retaining executive talent. The Committee establishes long-term incentive target opportunities as a percentage of each NEO's base salary.
Long-term awards typically consist of a combination of stock options and performance restricted stock units, which are distributed in Whirlpool stock. Depending on a NEO’s responsibilities, the long-term award may also include performance cash units and time-based restricted stock units (as was the case for Mr. Brega in 2015). Generally, the Committee grants these equity awards to employees, including NEOs, on a single date at its regularly scheduled meeting in February. This meeting usually occurs after we release our final earnings for the prior fiscal year, which permits material information regarding our performance for the prior fiscal year to be disclosed to the public before equity-based grants are made. The Committee determines equity award values based on the closing stock price on the date of grant. Because the Committee determines the number of any stock options to be granted, and the target number of any restricted stock units, based on the closing stock price on the date of grant, the number of stock options and restricted stock units granted may vary significantly from year to year as a result of changes in the stock price.
Performance restricted stock units and performance cash units are tied directly to Whirlpool's financial and strategic performance over a preset period beginning each January 1 and continuing for three years. Each set of performance measures rewards the achievement of specific long-term strategic goals designed to deliver long-term stockholder value. The length of the performance period as well as the performance measures are established by the Committee.
The Committee allocates each NEO's long-term incentive target award among performance-based restricted stock units, restricted stock units, performance cash units, and stock options based on the officer's position and ability to impact components of Company performance and stock value over the longer term.
The Committee determines the number of stock options and time-based restricted stock units, and the target number of performance-based restricted stock units granted to each NEO based on the closing price of Whirlpool stock in February when the long-term incentive awards are established under the terms of the Amended and Restated 2010 Omnibus Stock and Incentive Plan. For award determination purposes, the value of stock options was set using a Black-Scholes option valuation methodology.
Stock options generally vest over a three-year term in equal annual installments and are exercisable over a ten-year period, promoting a focus on long-term stock value creation, as well as executive retention. Time-based restricted stock units also vest in equal installments over a three-year period and promote retention of top talent. Stock options and restricted stock units granted by the Company have a one year minimum vesting period.

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Compensation Discussion and Analysis

2015-2017 Performance Period
For 2015, the Committee selected a three-year performance period for the achievement of performance goals, with the number of performance-based restricted stock units and performance cash units earned to be determined and vested in 2018 based on 2015 through 2017 performance.
Taking into account comparative market data, the Committee generally targeted the median level of the comparator group and established 2015 long-term incentive target award levels for the NEOs as follows:

NEO	2015 Long-term Incentive Target Award (as a % of Base Salary)	Change from 2014 Target Levels
Jeff M. Fettig	675%	+25%
Larry M. Venturelli	250%	—
Michael A. Todman	250%	—
Marc R. Bitzer	375%	+75%
João C. Brega	125%	—
In recognition of his increased scope of responsibility and appointment as President and Chief Operating Officer, the Committee approved an increase of 75 percentage points in Mr. Bitzer's target award percentage, effective with respect to base salary earned after November 1, 2015.
In order to recognize his contributions and retain Mr. Brega, the Committee granted him an additional performance-based restricted stock unit award of 5,000 units, subject to the same terms and conditions as the 2015 long-term incentive award.
The 2015 long-term incentive target award allocations for each NEO were as follows:

NEO	Performance-based Restricted Stock Units (as % of Target Award)	Stock Options (as % of Target Award)	Performance Cash Units (as % of Target Award)	Restricted Stock Units (as % of Target Award)
Jeff M. Fettig	50%	50%	—	—
Larry M. Venturelli	50%	50%	—	—
Michael A. Todman	50%	50%	—	—
Marc R. Bitzer	50%	50%	—	—
João C. Brega	25%	25%	25%	25%
The Committee established a ROE goal of an average 8% ROE, calculated in accordance with the Amended and Restated 2010 Omnibus Stock and Incentive Plan, for the 2015-2017 period as the objective performance measure for performance-based restricted stock units and performance cash units. Achievement of the ROE goal will establish the maximum award level for each NEO. Actual payouts will be based on the exercise of negative discretion by the Committee utilizing other performance metrics.
For 2015, the Committee established that performance in line with target objectives would result in a payout equal to 100% of the target award, while performance substantially above objectives could result in a maximum payout of up to 200% of the target award. Performance below set objectives could result in no long-

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Compensation Discussion and Analysis

term incentive award payout for the performance-based restricted stock units and performance cash unit awards.
For awards granted in 2015, the performance goals were identical for the performance-based restricted stock units and performance cash units and consisted of Ongoing Earnings Per Share (75% weighting) and Revenue Growth over a three year period (25% weighting) as target metrics. These goals will be measured over a three-year performance period, and the Committee established ranges from 0% to 200% for performance against each of these measures. These metrics were chosen because they represent critically important measures of profitability and growth, which are key drivers of sustainable stockholder value creation.
Resulting Awards for the 2013-2015 Performance Period
In February 2013, the Committee established a 2013-2015 average ROE goal of 8% as the objective performance measure for performance-based restricted stock unit and performance cash unit awards, which was met with an actual 2013-2015 average ROE achievement level of 15.3%. As in prior years, achievement of the ROE goal established the maximum award level for each NEO and failure to attain the 8% goal would have resulted in forfeiture of each NEO’s entire award opportunity. Once the 8% goal is reached, the actual payouts are based on the exercise of negative discretion by the Committee utilizing the performance metrics described below.
For awards granted in 2013 (with a performance period from 2013-2015) the Committee established a range from 0 to 200% for performance against the established goals. As the basis for determining the Performance Factor, the Committee adopted the following equally weighted financial metrics: Average External Operating Profit (EOP) Margin, and Free Cash Flow.
Illustration of Whirlpool's 2013-2015 Performance-Based Incentive Award for NEOs
When setting financial objectives and evaluating actual results, the Committee determined target financial objectives to exclude items which do not reflect ongoing business performance. For purposes of the Company Performance Factor, the Average EOP Margin metric was based on GAAP Operating Profit excluding restructuring expenses, and Brazilian (BEFIEX) tax credits and dividing by Net Sales excluding BEFIEX. For purposes of the Company Performance Factor, the Free Cash Flow metric was defined as cash provided by operating activities after capital expenditures, changes in restricted cash and proceeds from the sale of assets and businesses, and excluding U.S. Pension contributions.

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Compensation Discussion and Analysis

	Average EOP Margin	Free Cash Flow
Threshold	5.0%	$1,875M
Target	7.0%	$2,325M
Maximum	8.0%	$2,925M
Actual Results	6.96%	$2,477M
The Committee determined levels of achievement based on Whirlpool’s financial results as follows:

•	Average EOP Margin of 6.96% was slightly below the established target of 7.0%;

•	Free Cash Flow of $2,477 million was above the established target of $2,325 million;
With respect to the Company Performance Factor, the Committee determined that above-target performance was achieved. Based on these performance results, the Committee determined a Company Performance Factor of 112%.
Benefits
We provide limited perquisites to executives, including financial planning services, limited use of Whirlpool owned and leased property, product exchanges and discounts, home security, relocation assistance, and comprehensive health evaluations. These perquisites are designed to support a market-based competitive total compensation package, which serves our overall attraction and retention objectives, enhances the efficiency of our management team by enabling them to focus their efforts on Whirlpool business, and ensures that Whirlpool derives the most value from our overall compensation and benefits expenditures. For purposes of personal security and immediate availability, Mr. Fettig may use Company aircraft for personal use, and other executives may be granted limited use of the aircraft with the permission of the CEO. The value of this benefit is treated as taxable income, and the executive is responsible for all associated taxes. Mr. Brega is eligible to receive Company-paid insurance premiums and the use of a company car and driver in Brazil for security reasons, which is consistent with prevailing market practices in Latin America.
Retirement
NEOs are eligible for retirement benefits designed to provide, in total, a market-competitive level of income replacement upon achieving retirement eligibility by using a combination of qualified and non-qualified plans. These plans are intended to attract and retain high quality executives by providing market-competitive benefit levels, and also support our leadership development objectives by ensuring that senior executives have sufficient resources to retire from the Company at appropriate times, thereby enabling an orderly succession of talent throughout the organization.
We assess retirement benefits for the Company’s senior leaders, including each of the NEOs, against data provided to the Towers Watson Employee Benefits Information Center (“Towers Watson”) by other U.S. companies that provide survey data on executive benefits. In 2015, we reviewed with Towers Watson comparisons of data obtained from 54 companies with revenues between $10 billion to $45 billion. Accordingly, this survey tool includes data on a much broader base of companies than those included in the executive compensation comparator group.

35 l Notice of Annual Meeting of Stockholders and 2016 Proxy Statement

Compensation Discussion and Analysis

This review is an important factor used in determining the median retirement income replacement ratio among similarly situated executives at such companies and in setting the target amount of total retirement benefits for our NEOs. As a result of the current mix of our retirement plans, we believe that total retirement benefits for the NEOs are currently at a competitive level when compared to the other companies in the survey.

In October 2015, Mr. Todman announced his intention to retire from the Company on December 31, 2015.  In consideration of the significant value Mr. Todman provided during his 22 years of service and the need for the Company to evolve its succession and talent development plans, and in exchange for a transition agreement executed between the Company and Mr. Todman, the Committee agreed to allow the continued vesting of the final tranches of two restricted stock unit awards made to Mr. Todman in 1998 and 2007.  These tranches will completely vest and be distributed upon Mr. Todman’s attainment of age 60 in September 2017.  Mr. Todman does not receive any other consideration under the transition agreement, pursuant to which he agrees, among other things, to provide consulting services for a period of one year and refrain from competition with the Company for a period of two years from his retirement date.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement l 36

Compensation Discussion and Analysis

Performance Assessment and Resulting Awards

Jeff M. Fettig Chairman and CEO
Mr. Fettig’s total pay mix in 2015 was $13,124,554. This value is based on a combination of base salary and short-term incentive earned, and the fair value of equity on date of grant.

Compensation Element	Value	Rationale
Salary	$1,475,000	Mr. Fettig received a 2.07% increase to base salary in 2015, consistent with performance level, market positioning, and other factors.
Short-term incentive	$1,659,375 (75% Company performance and no individual performance discretion applied)
Mr. Fettig’s short-term incentive payout was based on Whirlpool’s performance against established Ongoing EBIT and Free Cash Flow goals, as well as his individual performance for the year. Among the individual factors taken into consideration by the Committee were:
   - Led the Company to deliver record revenues and ongoing operating earnings in a difficult global economic environment
   - Made substantial progress toward integrating Indesit in Europe and Hefei Sanyo in China
   - Led leadership team, took strong actions to overcome negative impact of global currency movements and deliver record Company results

Long-term incentive	$9,990,179	Represents the fair value of the target award on the date of grant in 2015, which has a 2015-2017 performance period.
Other Named Executive Officers
The CEO’s recommendations for the other NEOs were based on Company performance and his review of individual performance. The following information provides highlights of specific individual and business performance considered in the pay recommendations for the other NEOs, and the resulting awards under the short-term incentive program. The following table includes select accomplishments for each NEO.

37 l Notice of Annual Meeting of Stockholders and 2016 Proxy Statement

Compensation Discussion and Analysis

Larry M. Venturelli, Executive Vice President and Chief Financial Officer

Mr. Venturelli is responsible for developing and implementing Whirlpool’s financial and accounting plans and maintaining positive relationships with investors and regulators. His 2015 achievements included:

●
Planned and executed stockholder friendly use of cash through $250 million in share repurchases, increased quarterly dividend payments, and the completion of the acquisition of American Dryer Corporation.

●	Planned and developed actions in acquired entities in Europe and China to ensure strong financial controls and SOX compliance were in place.

●	Using a Company multiplier of 75%, the Committee determined that Mr. Venturelli’s resulting short-term incentive award for 2015 performance was $481,250.

Michael A. Todman, Vice Chairman (Retired)

For most of 2015, Mr. Todman was responsible for leading Whirlpool’s operations in the Asia and the Latin America regions. His 2015 achievements included:

●	Mr. Todman presided over the first full year of the Hefei Sanyo integration in 2015. He delivered on cost synergies, a three-year product plan and a carefully balanced cultural integration.

●	Led continued deployment of brand leadership initiatives in key global markets.

●	Using a Company multiplier of 75%, the Committee determined that Mr. Todman’s resulting short-term incentive award for 2015 performance was $687,500.

Marc R. Bitzer, President and Chief Operating Officer

Mr. Bitzer is responsible for leading Whirlpool’s operations in the North America and Europe, Middle East and Africa regions. Beginning in the fourth quarter of 2015, Mr. Bitzer also became responsible for leading the Asia region, the Global Product Organization, and Global Information Systems. His 2015 achievements included:

●	Delivered record profit and margin results in the EMEA region despite strong currency headwinds. Led integration of Indesit Company on/ahead of schedule.

●	Led global product development initiative to accelerate innovation to market.

●
The Committee determined that Mr. Bitzer’s individual performance warranted a discretionary adjustment of 125% of target. Combined with the Company multiplier of 75%, Mr. Bitzer’s resulting short-term incentive award for 2015 performance achieved was $928,906.

João C. Brega, Executive Vice President, and President Whirlpool Latin America

Mr. Brega is responsible for leading Whirlpool’s operations in the Latin America region. His 2015 achievements included:

●	Led the Latin America region to implement fixed cost reductions and price increases to partially offset significant negative currency impacts, demand, and inflation.

●	Led actions to increase adjacent business growth by forming a joint venture with Ambev S.A.
●	Using a Company multiplier of 75%, the Committee determined that Mr. Brega’s resulting short-term incentive award for 2015 performance was BRL 1,311,750, or the equivalent of $390,563.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement l 38

Compensation Discussion and Analysis

IV. Policies and Practices
Stock Ownership Guidelines
Stock ownership guidelines, which are approved by the Committee, support the objective of increasing the amount of Whirlpool stock owned by the Company's senior leaders. Ensuring that our NEOs and other senior leaders have a significant stake in Whirlpool's long-term success aligns the interests of executives with those of our stockholders. These ownership guidelines take into account a review of competitive market practice conducted by Cook & Co. The guidelines are expressed as multiples of base salary and vary based on an individual's level in the organization. Ownership guidelines for the NEOs are as follows: CEO (7x), President and Chief Operating Officer (5x), and Executive Vice President (4x).
The guidelines state that each executive should achieve the respective level of stock ownership within five years. For these guidelines, ownership consists of shares purchased on the open market, shares owned jointly with spouses and children, shares held in the Whirlpool 401(k) Retirement Plan, shares obtained through stock option exercises (but not including unvested shares or unexercised stock options), stock award distributions, and vested stock units (including those on which the executive has deferred distribution).
The Committee annually reviews each of the NEOs' progress towards achieving the applicable level of ownership. During the Committee's most recent review of ownership levels, it was determined that each NEO currently is on track or exceeds the applicable stock ownership guideline for the stated timeframe.
Compensation Recovery Policy (Claw-back)
The short-term incentive and omnibus stock incentive plans include “claw-back” provisions under which the repayment of awards may be required under certain circumstances. Under these plans, the Committee may require repayment of an award if the participant is terminated or otherwise leaves employment with the Company within two years following the vesting date of the award and such termination of employment is in any way connected with any misconduct or violation of Company policy. The plans also contain provisions that include the potential claw-back of granted cash and equity in the event of a material financial restatement. Moreover, these plans provide that the Committee may require repayment of awards if a participant becomes employed with a competitor within the two-year period following termination of employment, or for any other reason considered by the Committee in its sole discretion to be detrimental to the Company or its interests.
Hedging and Pledging
Ownership of Whirlpool stock helps align the interests of executives with those of stockholders. In 2012, the Committee approved trading guidelines for Whirlpool stock prohibiting hedging by any employee or director, and pledging or trading on margin by executive officers and directors. The employees, directors, and executive officers are also prohibited from engaging in transactions that have the effect of any of the foregoing actions.
Non-Competition / Non-Solicitation Agreements
The Company maintains non-competition and non-solicitation agreements with leaders of the Company, including each of our NEOs, to protect confidential information and trade secrets from unauthorized use or disclosure. Violation of these agreements may result in claw-back or forfeiture of incentive compensation awards.

39 l Notice of Annual Meeting of Stockholders and 2016 Proxy Statement

Compensation Discussion and Analysis

Post-Employment Provisions
Our NEOs are eligible to receive benefits under a severance policy generally available to U.S. salaried employees. We have also entered into Compensation Benefits and Assurance Agreements with each NEO, to provide benefits in the event of a qualifying termination following a change in control of Whirlpool. These agreements are intended to ensure that our NEOs are not deterred from exploring opportunities that will result in maximum value for stockholders, including actions that may result in a change in their position or standing within Whirlpool, and to promote orderly succession of talent and support our overall attraction and retention objectives. These agreements align Whirlpool's change in control severance program with current best practices in this area by requiring consummation of a merger or consolidation transaction to trigger the protections afforded under the program and imposing a “double-trigger” requirement under which benefits are triggered only upon the occurrence of both a change in control event and the termination of the employment relationship by Whirlpool without cause or by the executive for good reason. The agreements do not provide “golden parachute” excise tax gross-ups.
Employment Contracts
Generally, we have no employment contracts with our employees, unless required or customary based on local law or practice. As is customary for executives in Brazil, we have an employment contract in place with Mr. Brega. We do not have employment contracts in place with any of the U.S. based NEOs.
Compensation Tax Deductibility
The Committee intends to preserve the tax deductibility of executive compensation under Section 162(m) of the Internal Revenue Code to the extent practicable while focusing on consistency with its compensation philosophy, the needs of Whirlpool, and stockholder interests. Whirlpool's stockholders have approved the short-term incentive and our omnibus stock and incentive plans that award our short-term cash and long-term incentives to executives. Many of the types of awards authorized in these stockholder-approved plans are structured so that they could be considered qualifying “performance-based” compensation, which is excluded in the determination of the $1 million deduction limit under Section 162(m). However, the Committee retains the ability to make payments in one or more of the programs as previously discussed that may not qualify for tax deductibility under Section 162(m).
Human Resources Committee Report
The Human Resources Committee of Whirlpool’s Board of Directors reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement.
Based upon this review and discussion, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Whirlpool’s Annual Report on Form 10-K for the year ended December 31, 2015, as incorporated by reference from this proxy statement.

HUMAN RESOURCES COMMITTEE
Michael D. White, Chair	Gerri T. Elliott
Samuel R. Allen	William D. Perez

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement l 40

Executive Compensation

Executive Compensation Tables
Summary Compensation Table
The following table sets forth compensation information for our NEOs during the 2015, 2014, and 2013 fiscal years. The table may not reflect the actual compensation received by any NEO for the periods indicated. For example, amounts recorded in the stock awards and options columns reflect the fair market value of the awards at the award date and the targeted compensation for certain performance-based equity awards. The actual value of compensation realized by a NEO will likely vary from any targeted equity award amount due to Company performance relative to established incentive award criteria, the stock price on award distribution dates, and, in the case of stock options, differences between the original stock option valuation assumptions and the stock price at exercise. As a second example, the amounts reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column represent an actuarial present value which may significantly increase or decrease reportable compensation in any given year depending on interest rates and other factors.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
Jeff M. Fettig Chairman of the Board and Chief Executive Officer	2015	1,475,000	—	4,994,913	4,995,266	1,659,375	112,901	288,794	13,526,249
	2014	1,444,375	—	4,712,426	4,712,488	1,782,000	4,682,026	211,252	17,544,567
	2013	1,409,375	—	5,425,723	4,425,775	3,200,000	—	244,932	14,705,805
Larry M. Venturelli Executive Vice President and Chief Financial Officer	2015	641,667	—	812,406	812,540	481,250	130,991	70,249	2,949,103
	2014	595,833	—	749,887	749,962	392,058	474,781	64,477	3,026,998
	2013	566,667	—	646,827	646,844	726,467	71,194	69,605	2,727,604
Michael A. Todman Vice Chairman (6)	2015	916,667	—	1,149,949	1,150,040	687,500	228,918	180,764	4,313,838
	2014	895,833	—	1,124,969	1,124,985	589,458	1,400,904	185,732	5,321,881
	2013	871,667	—	1,093,706	1,093,749	1,117,477	—	160,122	4,336,721
Marc R. Bitzer President and Chief Operating Officer	2015	949,167	—	1,417,340	1,417,567	928,906	180,616	207,733	5,101,329
	2014	908,333	—	1,372,437	1,372,461	747,104	453,873	142,748	4,996,956
	2013	862,500	—	2,219,806	1,093,749	1,382,156	168,229	123,681	5,850,121
João C. Brega President, Whirlpool Latin America and Executive Vice President	2015	498,901	—	1,452,523	193,365	551,046	—	164,229	2,860,064

41 l Notice of Annual Meeting of Stockholders and 2016 Proxy Statement

Executive Compensation

(1)
Reflects fair value of target performance-based restricted stock unit awards and time-based restricted stock unit awards on the award date. See our “Share-based Incentive Plans” Note to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the applicable fiscal year for a discussion of the relevant assumptions used to account for these awards. Performance-based restricted stock units have a potential payout of 0% to 200% of the target amount. The fair values of the maximum possible performance-based restricted stock unit awards as of the award dates are as follows:

Name	2013 ($)	2014 ($)	2015 ($)
Jeff M. Fettig	10,851,446	9,424,852	9,989,826
Larry M. Venturelli	1,293,654	1,499,774	1,624,813
Michael A. Todman	2,187,412	2,249,938	2,299,899
Marc R. Bitzer	2,187,412	2,744,874	2,834,680
João C. Brega	—	—	2,518,673
For the actual number of performance-based restricted stock units earned in the 2013-2015 performance period as well as the 2014 and 2015 target awards, see the “Outstanding Equity Awards at Fiscal Year-End” table.

(2)
Reflects the fair value of stock option awards on the award date. See our “Share-based Incentive Plans” Note to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the applicable fiscal year for a discussion of the relevant assumptions used in calculating these values.

(3)
Represents the cash incentive awards earned in 2015 under Whirlpool's short-term incentive program. For Mr. Brega, this amount also includes the equivalent of $160,483 in performance cash units earned, which had a performance period from 2013-2015, and were distributed on February 18, 2016.

(4)
Reflects the change in actuarial present value of these benefits from December 31, 2014 to December 31, 2015. See the “Pension Benefits” table for the actuarial present value of these benefits. None of our NEOs received above-market earnings on their non-qualified deferred compensation accounts.

(5)	The following table presents an itemized account of the amounts shown in the “All Other Compensation” column for each NEO in 2015:

Name	Personal Use of Whirlpool Aircraft (a) ($)	Other Perquisites (b) ($)	Defined Contribution Plan Contributions (c) ($)	Relocation (d) ($)	Car & Driver (e) ($)	Insurance Premiums (f) ($)	Total ($)
Jeff M. Fettig	47,705	137,839	103,250	—	—	—	288,794
Larry M. Venturelli	9,966	15,366	44,917	—	—	—	70,249
Michael A. Todman	54,224	61,360	65,180	—	—	—	180,764
Marc R. Bitzer	5,847	16,780	66,574	118,532	—	—	207,733
João C. Brega	—	4,239	68,500	—	53,409	38,081	164,229

(a)
Our incremental cost for personal use of Whirlpool aircraft is calculated by multiplying the aircraft's hourly variable operating cost by a trip's flight time, which includes any flight time of an empty return flight. Variable operating costs are based on industry standard rates of variable operating costs, including fuel costs, trip-related maintenance, landing/ramp fees, and other miscellaneous variable costs. On certain occasions, a spouse or other family member may accompany one of our NEOs on a flight. No additional operating cost is incurred in such situations under the foregoing methodology. We do not pay our NEOs any amounts in connection with taxes on income imputed to them for personal use of our aircraft.

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Executive Compensation

(b)
Represents the incremental cost to Whirlpool of: Whirlpool products offered at discounted prices, financial planning and tax services, personal use of property that we own or lease primarily for business purposes, comprehensive health evaluations, and home security. In 2015, Whirlpool paid for tax planning services conducted for Mr. Fettig, valued at $103,800, and tax planning services conducted for Mr. Todman, valued at $32,820. Individually, none of these categories of perquisites or personal benefits exceeded $25,000 for the other NEOs.

(c)
Represents Whirlpool's contributions to the 401(k) Retirement Plan and the 401(k) Restoration Plan for our NEOs. The amount for Mr. Brega consists of Whirlpool's contributions to a defined contribution plan account maintained in Brazil.

(d)	For Mr. Bitzer, this includes household goods shipment, dependent education, home leave, property management, tax preparation services, and vendor management fees.

(e)	For Mr. Brega, this amount includes the incremental cost to Whirlpool for providing a car and driver for security reasons and local prevailing market practices in Brazil.

(f)	Represents Whirlpool's payments to provide life, medical, and dental insurance programs to Mr. Brega, consistent with those programs provided for individuals at his position level in Brazil.
(6)    Mr. Todman retired from Whirlpool effective December 31, 2015.
Grants of Plan-Based Awards
The following table provides additional information about plan-based compensation disclosed in the Summary Compensation Table. In February 2015, we granted short-term cash incentives to our NEOs and long-term incentives using performance-based restricted stock units, performance cash units, restricted stock units, and non-qualified stock options under the Whirlpool Corporation Amended and Restated 2010 Omnibus Stock and Incentive Plan. Information regarding the terms of these awards is set forth below and under the “Potential Post-Termination Payments” section later in the proxy statement.
The Committee established both target and maximum award levels of performance-based restricted stock units and performance cash units with actual awards to be determined based on the achievement of specified objectives over a three-year performance period (2015-2017). Upon completion of the performance period, the Committee will approve award amounts in February 2018, basing the number of performance-based restricted stock units and performance cash units awarded on the level of achievement of performance period objectives. These awards, once determined, vest three years from the date the terms of the award are established.
Generally, an executive must be employed by Whirlpool on the last day of the performance period in order to obtain the short-term incentive award, performance-based restricted stock unit, or performance cash unit awards. However, provided that the objective performance goal is met, a retirement-eligible NEO who retires during the performance period may receive a prorated portion of the award, once the award is determined by the Committee at the end of the performance period.
With respect to performance-based restricted stock unit and performance cash unit awards, if an executive dies or becomes disabled during the performance period, the award determined by the Committee at the end of the performance period is prorated based on the amount of service already completed over the three-year performance period. With respect to restricted stock unit awards, if an executive dies, becomes disabled, or retires during the vesting period but prior to the vesting date of the award, vesting and distribution are accelerated.

43 l Notice of Annual Meeting of Stockholders and 2016 Proxy Statement

Executive Compensation

Stock option grants are issued based on performance with an exercise price equal to the closing price of Whirlpool common stock on the NYSE on the award date. The option term is ten years and options vest in three substantially equal annual installments. If the executive dies or becomes disabled, the stock options immediately vest and expire three years from the date of the event or the original expiration date (whichever occurs first), provided that some options may allow for an exercise period of at least one year from termination. If the executive retires, the stock options immediately vest and expire five years from the date of the event or the original expiration date (whichever occurs first). Options cannot be exercised before the first anniversary of the grant.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (1) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeff M. Fettig
PEP - Cash (2)	—	0	2,212,500	4,148,438	—	—	—	—	—	—	—
Performance RSUs (3)	2/16/2015	—	—	—	0	23,425	46,850	—	—	—	4,994,913
Stock Options	2/16/2015	—	—	—	—	—	—	—	78,740	213.23	4,995,266
Larry M. Venturelli
PEP - Cash (2)	—	0	641,667	1,203,126	—	—	—	—	—	—	—
Performance RSUs (3)	2/16/2015	—	—	—	0	3,810	7,620	—	—	—	812,406
Stock Options	2/16/2015	—	—	—	—	—	—	—	12,808	213.23	812,540
Michael A. Todman
PEP - Cash (2)	—	0	916,667	1,718,751	—	—	—	—	—	—	—
Performance RSUs (3)	2/16/2015	—	—	—	0	5,393	10,786	—	—	—	1,149,949
Stock Options	2/16/2015	—	—	—	—	—	—	—	18,128	213.23	1,150,040
Marc R. Bitzer
PEP - Cash (2)	—	0	990,833	1,857,812	—	—	—	—	—	—	—
Performance RSUs (3)	2/16/2015	—	—	—	0	6,647	13,294	—	—	—	1,417,340
Stock Options	2/16/2015	—	—	—	—	—	—	—	22,345	213.23	1,417,567
João C. Brega
PEP - Cash (2)	—	0	520,751	976,408	—	—	—	—	—	—	—
Performance RSUs (3)	2/16/2015	—	—	—	0	5,906	11,812	—	—	—	1,259,336
Stock Options	2/16/2015	—	—	—	—	—	—	—	3,048	213.23	193,365
Restricted Stock Units (4)	2/16/2015	—	—	—	—	—	—	906	—	—	193,186
Performance Cash Units (5)	2/16/2015	0	192,841	385,682	—	—	—	—	—	—	—

(1)
Represents the fair value at the award date for the stock options. For the performance-based restricted stock units for each NEO, the amount represents the fair market value at the award date based upon the probable outcome of the performance conditions.

(2)
Represents estimated possible payouts of short-term incentive awards for 2015 under PEP. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the actual payout amounts for 2015.

(3)
Represents target performance-based restricted stock unit grants made in 2015. Final award determination will be made in 2018 by the Committee. Target grants may be adjusted upward or downward depending on performance.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement l 44

Executive Compensation

(4)
Grant Date Fair Value column represents the fair value on the award date for the restricted stock unit awards granted by the Committee in February 2015. Mr. Brega’s grant of 906 restricted stock units will vest in 2016, 2017 and 2018.

(5)	Represents target performance cash unit grants made in 2015. Final award determination will be made in 2018 by the Committee. Target grants may be adjusted upward or downward depending on performance.
Outstanding Equity Awards at Fiscal Year-End
The table below lists outstanding equity grants for each NEO as of December 31, 2015. The table includes outstanding equity grants from past years, as well as the current year.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeff M. Fettig
Stock Options
2007	91,000	—		94.47	2/19/2017
2008	120,700	—		88.49	2/18/2018
2009	300,000	—		31.82	2/16/2019
2011	137,925	—		85.45	2/14/2021
2012	211,332	—		71.03	2/20/2022
2013	90,056	44,355		107.57	2/20/2023
2014	38,077	73,910		138.56	2/17/2024
2015	—	78,740		213.23	2/16/2025
Performance RSUs
2013						56,491(3)	8,296,833(4)
2014								34,010(5)	4,995,049
2015								23,425(6)	3,440,430
RSUs						16,415(7)	2,410,871
Larry M. Venturelli
Stock Options
2013	—	6,223		111.33	2/18/2023
2014	—	11,762		138.56	2/17/2024
2015	—	12,808		213.23	2/16/2025
Performance RSUs
2013						6,507(3)	955,683(4)
2014								5,412(5)	794,860
2015								3,810(6)	559,575
RSUs						12,500(8)	1,835,875

45 l Notice of Annual Meeting of Stockholders and 2016 Proxy Statement

Executive Compensation

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael A. Todman
Stock Options
2013	10,522	—		111.33	12/31/2020
2014	17,644	—		138.56	12/31/2020
2015	—	18,128		213.23	12/31/2020
Performance RSUs
2013						11,002(3)	1,615,864(4)
2014						8,119(5)	1,192,438
2015						5,393(6)	792,070
RSUs						38,216(9)	7,448,659
Marc R. Bitzer
Stock Options
2013	—	10,522		111.33	2/18/2023
2014	11,091	21,524		138.56	2/17/2024
2015	—	22,345		213.23	2/16/2025
Performance RSUs
2013						11,002(3)	1,615,864(4)
2014								9,905(5)	1,454,747
2015								6,647(6)	976,245
RSUs						62,998(10)	9,252,516
João C. Brega
Stock Options
2012	3,452	—		71.03	2/20/2022
2013	2,357	2,357		111.33	2/18/2023
2014	1,684	3,268		138.56	2/17/2024
2015	—	3,048		213.23	2/16/2025
Performance RSUs
2013						2,465(3)	362,035(4)
2014								6,504(5)	955,242
2015								5,906(6)	867,414
RSUs						7,624(11)	1,119,737

(1)
As shown in the table above, Messrs. Fettig, Venturelli, Bitzer, and Brega have three awards with remaining unvested stock options listed in this column. These awards represent grants from 2013, 2014, and 2015. Stock options generally vest and become exercisable in equal installments on the first, second, and third anniversary of the grant date. In the case of retirement, all unvested stock options immediately vest but must be exercised on or before the date of either the fifth anniversary of Retirement or the Expiration Date, whichever date occurs first; provided that no stock option may be exercised earlier than the first anniversary of the Grant Date. Accordingly, Mr. Todman's stock options vested upon his retirement, and the Expiration Date of these options was adjusted to 12/31/2020. Mr. Todman's 2015 stock option grant is not exercisable until 2/16/2016. As of the last

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day of our 2015 fiscal year, the awards made in 2013 have one remaining vesting date: February 18, 2016. The determination for Mr. Fettig’s stock option grant was made on February 20, 2013, thus his stock options have one remaining vesting date: February 20, 2016. The awards made in 2014 have two vesting dates remaining: February 17, 2016, and February 17, 2017. The awards made in 2015 have three vesting dates remaining: February 16, 2016, February 16, 2017, and February 16, 2018.

(2)
Represents unvested restricted stock units multiplied by the closing price of our common stock ($146.87) on December 31, 2015, the last trading day of the year. The ultimate value of the awards will depend on the value of our common stock on the actual vesting date.

(3)
Represents earned, but unvested performance restricted stock units granted in 2013, with a performance period from 2013-2015. Shares were distributed on February 18, 2016. The determination for Mr. Fettig's performance restricted stock unit award was made on February 20, 2013, thus his shares were distributed on February 20, 2016.

(4)
The value of the performance restricted stock unit awards vesting February 18, 2016 are as follows: Mr. Venturelli, $914,103; Mr. Todman, $1,545,561; Mr. Bitzer, $1,545,561; and Mr. Brega, $346,283. The value of Mr. Fettig's performance restricted stock unit award vesting February 20, 2016 is $8,073,129.

(5)
Represents target performance restricted stock units granted in 2014, with a performance period of 2014-2016. Final award determination will be made after the completion of the 2016 performance year, and any distribution will be made on February 17, 2017.

(6)
Represents target performance restricted stock units granted in 2015, with a performance period of 2015-2017. Final award determination will be made after the completion of the 2017 performance year, and any distribution will be made on February 16, 2018.

(7)
Represents unvested time-based restricted stock units that will vest and be distributed in shares of common stock upon a qualified retirement. Units vesting upon retirement are credited with dividend equivalents until distribution.

(8)	Represents unvested time-based restricted stock units that will vest and be distributed in shares of common stock as follows: 5,000 shares on February 20, 2017; and 7,500 shares on February 14, 2018.

(9)
Represents unvested time-based restricted stock units that will continue to vest and be distributed in shares of common stock upon the attainment of age 60. Please see the Retirement section of the Compensation Discussion and Analysis for additional information. Units vesting upon the attainment of age 60 are credited with dividend equivalents until distribution.

(10)
Includes 30,498 unvested time-based restricted stock units that will vest and be distributed in shares of common stock upon a qualified retirement. Units vesting upon retirement are credited with dividend equivalents until distribution. Also included are time-based restricted stock units which vest as follows: 10,000 on February 19, 2016; 12,500 on February 20, 2017; 10,000 on June 15, 2020.

(11)
Represents time-based restricted stock units that will vest and be distributed in shares of common stock as follows: 310 on February 16, 2016; 496 on February 17, 2016; 726 on February 18, 2016; 298 on February 16, 2017; 496 on February 17, 2017; 5,000 on May 1, 2017; and 298 on February 16, 2018.

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Option Exercises and Stock Vested
The table below summarizes the value received from stock option exercises and RSUs vested in 2015.

Name	OPTION AWARDS		STOCK AWARDS
	Number of Shares Acquired on Exercise (1) (#)	Value Realized on Exercise (2) ($)	Number of Shares Acquired on Vesting (3) (#)	Value Realized on Vesting (4) ($)

Jeff M. Fettig	83,200	10,337,321	98,900	21,092,403
Larry M. Venturelli	21,158	2,326,075	17,586	3,750,566
Michael A. Todman	37,680	4,275,595	50,623	10,796,367
Marc R. Bitzer	27,428	3,449,191	46,474	9,618,910
João C. Brega	—	—	15,310	3,094,964

(1)
Option awards exercised by Mr. Fettig were granted on February 20, 2006 (83,200). Option awards exercised by Mr. Venturelli were granted on February 20, 2012 (8,875), February 18, 2013 (6,223), and February 17, 2014 (6,060). Option awards exercised by Mr. Todman were granted on February 20, 2012 (18,068), February 18, 2013 (10,522), and February 17, 2014 (9,090). Option awards exercised by Mr. Bitzer were granted on February 20, 2012 (16,906) and February 18, 2013 (10,522).

(2)
The dollar value realized on the exercise of stock options represents the pre-tax difference (fair market value of Whirlpool common stock on the exercise date minus the exercise price of the option) multiplied by the number of shares of common stock covered by the stock options held by the respective NEO.

(3)	Reflects vesting of restricted stock unit awards as shown below.

Name	2012 Performance Restricted Stock Unit Awards	Restricted Stock Unit Awards	Total Shares Vested
Jeff M. Fettig	98,900	—	98,900
Larry M. Venturelli	12,586	5,000	17,586
Michael A. Todman	25,623	25,000	50,623
Marc R. Bitzer	23,974	22,500	46,474
João C. Brega	8,124	7,186	15,310

(4)
The dollar value realized represents the pre-tax value received by each NEO upon the vesting of the stock unit awards. The value realized is based on the closing stock price of Whirlpool stock on the NYSE on the vesting date.

Pension Benefits
Defined Benefit Plans
Messrs. Fettig, Venturelli, and Todman accrued benefits under the Whirlpool Employees Pension Plan (“WEPP”) and the associated Whirlpool Retirement Restoration Plan (the “Pension Restoration Plan”) through December 31, 2006, when plan benefits were frozen. Messrs. Fettig, Venturelli, Todman, and Bitzer participate in the Supplemental Executive Retirement Plan (“SERP”). These plans provide a defined benefit upon retirement relative to salary and annual cash incentives earned during the employment period. The following table describes the estimated actuarial present value of accrued pension benefits through the end of our 2015

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fiscal year for each of the NEOs listed in the table. Messrs. Fettig, Venturelli, and Todman were eligible for retirement benefits as of the last day of our 2015 fiscal year. The number of years of service credited to each NEO equals the NEO's length of eligible service with Whirlpool. Whirlpool currently has a policy that prohibits crediting additional years of service under its pension plans.
WEPP is a qualified plan that provided all eligible employees, which included most Whirlpool salaried employees in the United States, with a defined pension benefit upon reaching retirement eligibility. For benefits under WEPP, the formula is:
2% x years of credited service x average base salary
In this formula:

•
“years of credited service” for salaried employees is generally based on hours worked as a salaried employee and also includes hours paid but not worked (such as vacations and holidays), hours of military service required to be recognized under federal law, and hours for up to 24 months of long-term disability;

•
“average base salary” generally means the average of base salary in effect during the 60 sequential (but not necessarily consecutive) full calendar months of a participant's last 120 or fewer consecutive full calendar months of service before retirement or other termination of service that will produce the largest average monthly amount; and

•	the maximum number of years of service credited under the plan is 30 years.
Retirement benefits under this formula are limited by the Internal Revenue Code. Benefits can be paid to plan participants in a variety of annuity forms or as a lump sum amount. The benefits payable to our NEOs from this plan were frozen as of December 31, 2006.
After reaching age 55 and completing five years of service with Whirlpool, salaried participants in this plan are eligible for early retirement benefits under the plan. Benefits paid prior to age 65 are reduced. The factors used to determine this reduction vary with the participant's age. For example, salaried participants whose benefits have vested and who retire from active service at age 55, have their retirement benefits reduced to 55% of the full retirement benefit payable at age 65.
Under the Pension Restoration Plan, the retirement eligibility and benefit formula are the same as under WEPP, except that in this plan statutory benefit limitations are not applied in calculating benefits under the formula. With respect to our NEOs who participate in this plan, payments are made in accordance with their distribution elections. Participants in this plan may select among the following payment distribution options: lump sum seven months following termination, lump sum in April following the first anniversary of termination, or ten annual installments commencing seven months after termination. The benefits payable to our NEOs from this plan were frozen as of December 31, 2006.
SERP is a non-qualified plan that provides benefits in excess of Internal Revenue Code limitations under WEPP. SERP provides a benefit based on annual cash incentive compensation which supplements the benefit calculated on base salary under WEPP. With respect to benefits under SERP, the formula is:

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2% x years of credited service x average of the highest 5 PEP awards received over the last ten years
In this formula:

•	“years of credited service” has the same meaning as it does under WEPP described above; and

•	the maximum number of years of service credited under the plan is 30 years.
After completing five years of service, our NEOs are eligible for benefits under SERP upon termination of employment for any reason except a termination for cause, provided they have received one or more PEP awards within the last ten calendar years preceding their termination of employment. Participants in this plan may select among the same payment distribution options as as in the Pension Restoration Plan, as described above.
The actuarial present values of benefits under these plans are calculated in accordance with the following assumptions: (1) discount rate: 2015 - 4.55% and 2014 - 4.15%; (2) assumed retirement age: 65; (3) no pre-retirement decrements; (4) assumed form of payment: lump sum, determined as equal to the present value of the life annuity provided by the plans' formulas and calculated based on the plans' provisions, including an interest rate based on high-quality corporate bond yields (assumed to be 4.55%) and mortality assumption that is based on the Internal Revenue Service prescribed 417(e) mortality rates.
The actuarial increase during our 2015 fiscal year of the projected retirement benefits can be found in the Summary Compensation Table in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column (all amounts reported under that heading represent actuarial increases in our plans).

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Jeff M. Fettig	WEPP	26		1,052,923	—
	DB Restoration	26		3,302,884	—
	SERP	30		17,358,154	—
			Total	21,713,961
Larry M. Venturelli	WEPP	5		146,948	—
	DB Restoration	5		4,976	—
	SERP	14		1,279,927	—
			Total	1,431,851
Michael A. Todman	WEPP	14		549,272	—
	DB Restoration	14		874,770	—
	SERP	23		4,686,013	—
			Total	6,110,055
Marc R. Bitzer	WEPP	—		—	—
	DB Restoration	—		—	—
	SERP	7		1,085,551	—
			Total	1,085,551

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Defined Contribution Plans
The Whirlpool 401(k) Retirement Plan provides a defined contribution retirement benefit qualified under Section 401(k) of the Internal Revenue Code. This plan offers participants a pre-tax retirement savings vehicle, plus employer contributions that encourage participant retirement savings and provide additional assets for employees' retirement. Most U.S.-based employees of Whirlpool, including the NEOs, are eligible to participate in this plan. This plan provides an automatic employer contribution of 3% of pay. The 401(k) plan provides for an employer match of up to 4% of pay, provided that participants contributed at least 5% of pay on a pre-tax basis to the plan and subject to contribution and benefit limitations under the Internal Revenue Code.
Non-Qualified Deferred Compensation
The table below provides information about the non-qualified defined contribution deferred compensation plans in which our NEOs participate. Some of our NEOs participate in the Whirlpool Corporation Executive Deferred Savings Plan (“EDSP I”) and in the Whirlpool Corporation Executive Deferred Savings Plan II (“EDSP II”). EDSP I was designed to provide executives with pre-tax deferral opportunities beyond those offered by the Whirlpool 401(k) Retirement Plan. Participants may no longer make deferrals to EDSP I. EDSP II became effective January 1, 2005, to comply with the requirements of Section 409A of the Internal Revenue Code.
EDSP II includes two components: the traditional component is known as EDSP II and the added component is known as the Whirlpool Executive Restoration Plan (the “401(k) Restoration Plan”). The traditional EDSP II is designed to provide executives with pre-tax deferral opportunities beyond those offered by the Whirlpool 401(k) Retirement Plan and the 401(k) Restoration Plan. Eligible executives may elect to contribute up to 75% of their short-term incentives and long-term incentives under this component. For our NEOs, the 401(k) Restoration Plan treats base salary as the only form of compensation eligible for deferral under the plan.
An EDSP I participant may elect distribution following termination of employment in the form of a lump sum or in a number of monthly installments designated by the participant. A participant in EDSP II may select among the following post-termination distribution options: lump sum seven months following termination, lump sum in April following the first anniversary of termination, or ten annual installments commencing seven months following termination. EDSP I and EDSP II (including both the traditional component and the 401(k) Restoration Plan component) are unfunded non-qualified plans that are secured by our general assets. Amounts deferred are credited to recordkeeping accounts for participants, and the recordkeeping balances are credited with earnings and losses measured by investments generally similar to those selected by executives and available in the Whirlpool 401(k) Retirement Plan. Participants may not make withdrawals during their employment, except in the event of hardship, as approved by the Committee.

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Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (4) ($)
Jeff M. Fettig
EDSP I	—	—	(709,363)	—	3,300,869
EDSP II	—	—	(4,991,554)	—	17,050,226
401(k) Restoration	49,750	84,700	(38,263)	—	1,556,565
Total	49,750	84,700	(5,739,180)	—	21,907,660
Larry M. Venturelli
EDSP I	—	—	—	—	—
EDSP II	19,603	—	(271,351)	—	2,339,799
401(k) Restoration	8,083	26,367	(3,708)	—	479,264
Total	27,686	26,367	(275,059)	—	2,819,063
Michael A. Todman
EDSP I	—	—	(158,396)	—	1,092,912
EDSP II	—	—	(29,061)	—	265,965
401(k) Restoration	22,557	46,630	1,052	—	618,457
Total	22,557	46,630	(186,405)	—	1,977,334
Marc R. Bitzer
EDSP I	—	—	—	—	—
EDSP II	—	—	—	—	—
401(k) Restoration	23,553	48,024	(4,302)	—	525,294
Total	23,553	48,024	(4,302)	—	525,294

(1)
The amount of the contributions made by each NEO, as reported above, is also included in each NEO's compensation reported under the Summary Compensation Table, either as “Salary,” “Non-Equity Incentive Plan Compensation,” or “Stock Awards.”

(2)
Represents the amount of the contributions made by Whirlpool to each NEO under the 401(k) Restoration Plan. These amounts are also reflected in the “All Other Compensation” column of the Summary Compensation Table.

(3)	The aggregate earnings (and losses) are not reported in the Summary Compensation Table.

(4)
The aggregate balance at December 31, 2015, as reported above, reflects amounts that are either currently reported or were previously reported as compensation in the Summary Compensation Table for 2015 or prior years, except for the aggregate earnings on deferred compensation.

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Potential Post-Termination Payments
The tables below describe compensation and benefits payable to each of our NEOs in each of the following circumstances: involuntary termination by Whirlpool for cause, involuntary termination by Whirlpool without cause, resignation, retirement, death, disability, and change in control (with a qualifying termination). The amounts shown in the tables below assume that termination of employment or a change in control occurred as of December 31, 2015, and estimate certain amounts which would be paid to our NEOs upon the specified event. The amounts shown in the tables below are calculated using the December 31, 2015 closing stock price. Due to the number of factors that affect the nature and amounts of compensation and benefits provided upon the events discussed below, the actual amounts paid or distributed may be different. Factors that could greatly affect these amounts include the timing during the year of any such event, Whirlpool's stock price, and the NEO's age.
The narrative disclosure and tables below describe and quantify the compensation and benefits that are paid in addition to compensation and benefits generally available to salaried employees. Examples of compensation and benefits generally available to salaried employees, and thus not included below, are distributions under the Whirlpool 401(k) Retirement Plan, amounts payable under the U.S. salaried employee severance plan and, in certain circumstances, vested equity.
Also, information previously disclosed under the “Pension Benefits” and “Non-Qualified Deferred Compensation” tables is not repeated, except to the extent that the amounts payable to the NEO would be enhanced by the termination event described.
Involuntary Terminations and Resignation
Generally, we provide no additional benefits to any of our NEOs in the event that the NEO resigns from Whirlpool. We do not have employment agreements with any of our U.S.-based NEOs that would provide benefits in the event that we terminate the NEO's employment involuntarily for cause. As is customary for executives in Brazil, Mr. Brega would be entitled to a special severance payment equal to 12 months of his base salary upon contract termination by Whirlpool or his retirement, under the terms of his employment contract. Under our long-term incentive programs, resignation and involuntary termination result in forfeiture of performance-based restricted stock units and performance cash units, as well as all unvested, and vested but unexercised, options. Certain legacy time-based restricted stock units accelerate upon an involuntary termination without cause. Generally, in the event we terminate the employment of an NEO involuntarily without cause, the payment of the value of these unvested time-based restricted stock units is the only benefit to which the NEO is entitled. The Committee may, in its discretion, approve severance benefits designed to mitigate economic injury to the NEO as a direct result of involuntary termination.
Retirement
As of the last day of our 2015 fiscal year, Messrs. Fettig, Todman, and Venturelli were retirement eligible. Mr. Todman retired from Whirlpool effective December 31, 2015. If a non-retirement eligible NEO chose to “retire” as of the last day of our 2015 fiscal year, the effect of that “retirement” would be the same as if the NEO had resigned, as described immediately above. A retirement eligible NEO may be entitled to certain short-term and long-term incentive awards upon separation from service. The possible short-term incentive payout, if approved by the Committee, would consist of a prorated cash payout for the fiscal year in which the NEO retires, provided that the objective performance goal for that year is met. Proration is based on the ratio of the number of days worked during the performance period to the total number of days in the performance period. The Committee met on February 15, 2016, and determined the short-term incentive awards earned

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for 2015. A NEO who retired during 2015 would receive a payout based on the amounts approved by the Committee.
A retirement-eligible NEO would receive accelerated vesting of all applicable unvested stock option awards upon retirement. Stock options must be exercised within five years of retirement or before the original expiration date (whichever occurs first) or the unexercised stock options will be canceled. Depending on the type of award, restricted stock units may accelerate or be forfeited upon retirement.
With respect to performance-based restricted stock units and performance cash unit awards, provided that the objective performance goal is met, a retirement-eligible NEO who retires during the performance period may receive a prorated portion of the award.  The ratio used to determine the portion of the award to be received is the number of months worked by the NEO during the performance period over either 12 months or 36 months depending on when the NEO became eligible to participate in the long-term incentive plan.   Therefore, certain NEOs will receive a full award if they complete at least 12 months of service during the performance period. In either case, the amount of the award received is based on actual performance as determined by the Committee following completion of the performance period. The amount of any 2015 performance awards which are earned upon retirement will be determined by the Committee in 2018.

Death and Disability
In the event of death or disability, a NEO may receive a short-term incentive award at the discretion of the Committee, provided that the objective performance goal is met and that the award shall be based on the actual amount the NEO would have received if the performance period had been completed.
Upon the death or disability of one of our NEOs, performance-based restricted stock unit and performance cash unit awards granted in 2013, 2014, and 2015 would be prorated based on the NEO's period of service during each applicable performance period. The amount of the award received is based on actual performance as determined by the Committee following the completion of each applicable performance period. The amount of any 2015 performance awards payable in the event of death or disability will be determined by the Committee in 2018. Depending on the type of award, restricted stock unit awards may vest or be forfeited in the event of death or disability prior to vesting.
The vesting of stock options accelerates upon death or disability. In the event of disability, stock options must be exercised by the earlier of three years from the date of termination due to disability or the original expiration date (whichever occurs first). In the event of death, stock option awards granted in 2012 and prior years provide that options must be exercised by the earlier of the third anniversary of death or the one year anniversary of the expiration date. Stock option awards granted in 2013 and later provide for exercise of options by the earlier of the third anniversary of death or the expiration date. Options which are not exercised within the applicable period are canceled. In no event may an option be exercised within one year of the grant date.
The following table shows the possible payouts to each of our retirement-eligible NEOs for the specified type of employment termination. The designated beneficiaries of our NEOs would receive the same life insurance benefits generally available to all salaried employees.

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Name	RESIGNATION	INVOLUNTARY TERMINATION		RETIREMENT						DISABILITY	DEATH
	($)	With Cause ($)	Without Cause ($) (1)	Short-term Incentives	Long-term Incentives				TOTAL ($)	TOTAL ($)	TOTAL ($)
				PEP ($)	Performance RSUs ($) (2)	Performance Cash ($)	Stock Options ($) (3)	RSUs ($)
Jeff M. Fettig	—	—	2,410,871	1,659,375	16,732,312	—	2,357,344	—	20,749,031	19,201,168	19,201,168
Larry M. Venturelli	—	—	—	481,250	1,937,068	—	318,907	—	2,737,225	4,308,147	4,308,147
Michael A. Todman (4)	—	—	—	687,500	3,600,371	—	520,574	—	4,808,445	—	—
Marc R. Bitzer	—	—	4,479,241	928,906	—	—	—	—	—	13,645,348	13,645,348
João C. Brega	—	480,693	480,693	390,563	—	—	—	—	871,256	3,205,435	3,205,435

(1)
Represents the benefit of accelerated vesting of certain unvested time-based restricted stock units for Messrs. Fettig and Bitzer and contractual severance payment for Mr. Brega which would also be paid in the event of retirement.

(2)	These amounts assume that the 2014 and 2015 performance RSU grants meet their objective performance goals and pay out at target in 2017 and 2018 respectively.

(3)	These amounts assume options are exercised on December 31, 2015.

(4)	Please see the “Retirement” section of the Compensation Discussion and Analysis for information on the post-retirement vesting of two RSU awards for Mr. Todman.
Change in Control
Upon the occurrence of a qualifying termination following a change in control as described more fully below, our NEOs may receive accelerated vesting and payout of previously unvested, performance cash units, performance-based restricted stock units, stock options, and restricted stock units under the terms of those awards. In the event a successor corporation does not assume or substitute for unvested equity awards, those awards may accelerate vesting and become exercisable. Certain legacy restricted stock unit awards with extended vesting periods would accelerate and be paid out upon a change in control. The values of these legacy awards as of December 31, 2015 are as follows: Mr. Fettig, $2,410,871 and Mr. Bitzer, $4,479,241.
As provided in the table below, additional equity awards become payable only upon a qualifying termination following a change in control. In addition, we have change in control agreements with the NEOs. A “change in control” in accordance with these agreements is generally defined to include the acquisition by any person or group of 30% or more of Whirlpool's voting securities, a change in the composition of the Board such that the existing Board or persons who were approved by a majority of directors or their successors on the existing Board no longer constitute a majority, and consummation of a merger or consolidation of Whirlpool. These agreements contain a “best net” approach to address the potential for any excise tax to be imposed for severance payments and benefits that would constitute an “excess parachute payment” under Section 4999 of the Internal Revenue Code. We will not provide a gross-up payment and will instead reduce payments to the NEO such that the aggregate amount equals the maximum amount that can be paid without triggering imposition of the excise tax, if the net amount received by the NEO on an after-tax basis would be greater than it would be absent such a reduction.
Under these agreements, benefits are payable to our NEOs after a change in control, but only after a qualifying termination occurs. Qualifying terminations include: involuntary termination of the NEO by Whirlpool;

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voluntary termination by the NEO for good reason, as defined in the agreement; or a material breach of the change in control agreement by Whirlpool.
Cash severance arising from these change in control agreements is paid out in a lump sum payment equal to:

•	the NEO's unpaid base salary;

•	unreimbursed business expenses; and

•	all other items earned by and owed to the NEO through and including the date of the termination.
These agreements also provide for the lump sum cash payment of:

•
for Messrs. Fettig and Bitzer, the greater of three times the NEO's base salary on the date of the termination or the NEO's base salary at any time during the 12 months prior to the change in control; for Messrs. Venturelli and Brega, the greater of two times the NEO's base salary on the date of the termination or the NEO's base salary at any time during the 12 months prior to the change in control;

•
for Messrs. Fettig and Bitzer, the greater of three times the current target bonus opportunity (in terms of a percentage of base salary) under PEP or the NEO's highest target bonus opportunity at any time during the 12 months prior to the change in control; for Messrs. Venturelli and Brega, the greater of two times the current target bonus opportunity (in terms of a percentage of base salary) under PEP or the NEO's highest target bonus opportunity at any time during the 12 months prior to the change in control; and

•
the greater of the NEO's pro rata target bonus opportunity (in terms of a percentage of base salary) under PEP or the highest target bonus opportunity at any time during the 12 months prior to the change in control, or the actual bonus earned through the date of the termination under PEP based on the NEO's current level of goal achievement.

Our NEOs are also entitled to receive continued health and life benefits for 18 months in connection with a termination after a change in control. The severance benefits provided to the NEOs in the event of a change in control include an amount, payable at the same time and in the same form as if paid from the non-qualified defined benefit pension plans, equal to the additional benefits to which the NEO would be entitled under our non-qualified defined benefit pension plans if the NEO's benefits had fully vested.
The continuation of the NEO's benefits will be calculated at the same cost and at the same level of coverage as in effect on the date of termination.
The amount of cash severance and benefits will be offset by any other severance-type payments the NEO may be eligible or entitled to receive from any other sources. The following table shows possible payouts to our NEOs as of December 31, 2015, triggered upon the occurrence of a change in control and a subsequent qualifying termination.

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Name	CHANGE IN CONTROL WITH QUALIFYING TERMINATION
	Equity Payouts TOTAL ($)	Cash Compensation			Health, Welfare and Other Benefits ($)	Enhanced Pension Benefits ($)	Incremental Excise Tax Gross-Up ($)	TOTAL ($)
		Severance Payments ($)	Annual Incentives ($)	Long-term Incentive Cash ($)
Jeff M. Fettig	21,500,527	11,100,000	2,212,500	—	19,412	—	—	34,832,439
Larry M. Venturelli	4,091,850	2,600,000	641,667	—	15,200	—	—	7,348,717
Michael A. Todman	—	—	—	—	—	—	—	—
Marc R. Bitzer	13,852,188	6,750,000	990,833	—	23,933	—	—	21,616,954
João C. Brega	3,415,353	1,995,604	520,751	471,158	57,122	—	—	6,459,988

57 l Notice of Annual Meeting of Stockholders and 2016 Proxy Statement

Item 2- Advisory Vote
Advisory Vote to Approve Whirlpool's Executive Compensation

Item 2 – Advisory Vote to Approve Whirlpool's Executive Compensation
The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934 enable our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers ( “NEOs”) as disclosed in this proxy statement.
As discussed in detail above under the caption “Compensation Discussion and Analysis,” we are dedicated to global leadership and to delivering superior stockholder value. To achieve our objectives, we have developed and employ a pay-for-performance philosophy based on the following guiding principles:

•	Compensation should be incentive-driven with both a short-term and long-term focus

•	A significant portion of pay should be performance-based, with the proportion varying in direct relation to an executive's level of responsibility

•	Components of compensation should be linked to the drivers of stockholder value over the long-term

•	Components of compensation should be tied to an evaluation of business results and individual performance
In support of our pay-for-performance philosophy, performance-based compensation in the form of short-term and long-term incentives constituted 89% of 2015 total target compensation for our CEO and an average of 77% of 2015 total target compensation for our other NEOs.
Our policies and provisions that are intended to support best practices in executive compensation include, among others:

•	Elimination of “golden parachute” excise tax gross-ups and adoption of double-trigger change in control equity vesting

•	Approval of trading guidelines for Whirlpool stock prohibiting hedging by any employee or director and pledging or trading on margin for executive officers and directors

•	Adoption of significant stock ownership guideline levels to reinforce the link between the interests of our NEOs (7x for our CEO) and those of stockholders

•	Implementation of claw-back provisions in both our short-term and long-term incentive plans under which the repayment of awards may be required in certain circumstances

•	Decision-making by a fully independent compensation committee advised by an independent compensation consultant
For the reasons discussed above, we are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement by voting “FOR” the following resolution. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement l 58

Item 2- Advisory Vote
Advisory Vote to Approve Whirlpool's Executive Compensation

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Whirlpool Corporation's Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure.
This vote is advisory, and therefore not binding on Whirlpool, the Board, or the Human Resources Committee. The Board and the Human Resources Committee value the opinions of Whirlpool's stockholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider such stockholders' concerns and the Human Resources Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote FOR Item 2 for the approval of the compensation of Whirlpool's NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

59 l Notice of Annual Meeting of Stockholders and 2016 Proxy Statement

Equity Compensation Plan Information

Equity Compensation Plan Information
The following table presents information as of December 31, 2015, with respect to Whirlpool’s compensation plans under which equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (1)
Equity compensation plans approved by security holders	2,771,894(2)	105.46(3)	6,654,161
Equity compensation plans not approved by security holders	—	—	—
Total	2,771,894	105.46	6,654,161

(1)
Excluding securities in the “Number of securities to be issued upon exercise of outstanding options, warrants and rights” column. Represents shares available under Whirlpool’s Amended and Restated 2010 Omnibus Stock and Incentive Plan.

(2)
This amount includes 1,938,004 shares subject to outstanding stock options with a weighted average remaining contractual term of 5.9 years, and 833,890 shares subject to outstanding restricted stock units.

(3)	The weighted-average exercise price information does not include any outstanding restricted stock units.

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement l 60

Matters Relating to Independent Registered Public Accounting Firm

Matters Relating to Independent Registered Public Accounting Firm
Fees
In the years indicated, Ernst & Young LLP billed Whirlpool the following fees (in millions):

	Year ended December 31,
	2014	2015
Audit Fees	$14	$13
Audit-Related Fees	$1	$1
Tax Fees	$5	$8
All Other Fees*	—	—
Total	$20	$22
* All other fees are less than $1 million
Audit-related fees are principally comprised of fees for services provided in connection with employee benefit plan audits and consultation with management as to the accounting or disclosure treatment of various transactions or events. Tax fees are principally comprised of fees for services provided in connection with worldwide tax planning and compliance services, and assistance with tax audits and appeals. All other fees are principally comprised of fees for providing access to an online research tool and services provided to comply with local statutory, regulation and attestation requirements.
Advance Approval Policy for Independent Registered Public Accounting Firm Services
Pursuant to its written charter, the Audit Committee, or a subcommittee thereof, is responsible for approving in advance all audit, internal control-related, and permitted non-audit services the independent registered public accounting firm performs for us. In recognition of this responsibility, the Audit Committee has established a policy to approve in advance all audit, permissible non-audit, and internal control-related services the independent registered public accounting firm provides. Prior to engagement of the independent registered public accounting firm for the next year’s audit, management submits to the Audit Committee a request for approval of services expected to be rendered during that year. This request outlines each of the four categories listed above, and the Audit Committee approves these services by category. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees in comparison to the budget at least once per year (additionally if fees exceed pre-approved amounts) by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original advance approval. In those instances, the Audit Committee requires specific approval in advance before engaging the independent registered public accounting firm. The Audit Committee may delegate authority to make advance approval to one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any such approval decisions to the Audit Committee at its next scheduled meeting. A copy of the Audit Committee Pre-Approval Policy for Independent Registered Public Accounting Firm Services appears on Whirlpool’s website: www.whirlpoolcorp.com/policies.

61 l Notice of Annual Meeting of Stockholders and 2016 Proxy Statement

Audit Committee Report

Audit Committee Report
The Audit Committee provides independent oversight of Whirlpool’s accounting functions and monitors the objectivity of the financial statements prepared under the direction of Whirlpool’s management. In addition, the Audit Committee retains our independent registered public accounting firm; reviews major accounting policy changes by Whirlpool; reviews and approves the scope of the annual internal and independent audit processes; reviews and monitors our assessment of internal controls; approves in advance audit, permitted non-audit, and internal control-related services provided by the independent registered public accounting firm; approves all fees paid to the independent registered public accounting firm; and monitors our activities designed to assure compliance with legal and regulatory requirements as well as Whirlpool’s ethical standards. The Audit Committee is composed of directors who have been determined by the Board to be “independent” and “financially literate” pursuant to the NYSE listing requirements. The Audit Committee operates under a written charter adopted by our Board.
The Audit Committee has reviewed our audited consolidated financial statements for 2015 with management, and management has represented to the Audit Committee that these financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee discussed with management the quality and the sufficiency of the accounting principles employed, including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made, and the clarity of the disclosures included in the statements.
The Audit Committee also reviewed our consolidated financial statements for 2015 with Ernst & Young LLP (“Ernst & Young”), our independent registered public accounting firm for 2015, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. Further, the Audit Committee reviewed with Ernst & Young its judgment as to the quality, not just the acceptability, of Whirlpool’s accounting principles. In addition, the Audit Committee met with Ernst & Young, with and without management present, to discuss the results of its examinations, its evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee met nine times during the fiscal year ended December 31, 2015.
The Audit Committee has received the written disclosures and the Rule 3526 letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, as modified or supplemented, and has discussed with Ernst & Young its independence. The Audit Committee considered the compatibility of non-audit services Ernst & Young provided to us with Ernst & Young’s independence. Finally, the Audit Committee discussed with Ernst & Young the matters required to be discussed under the Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees (AS 16).
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission. The Audit Committee has selected Ernst & Young as our independent registered public accounting firm for 2016.

AUDIT COMMITTEE
Gary T. DiCamillo, Chair	Gerri T. Elliott
Michael F. Johnston	John D. Liu

Notice of Annual Meeting of Stockholders and 2016 Proxy Statement l 62

Item 3- Ratification of Appointment
Ratification of Independent Registered Public Accounting Firm

Item 3 – Ratification of the Appointment of Ernst & Young LLP as Whirlpool's Independent Registered Public Accounting Firm
RESOLVED, that the appointment of Ernst & Young LLP to audit the Consolidated Financial Statements and related internal control over financial reporting of Whirlpool and its subsidiaries for fiscal 2016, made by the Audit Committee with the concurrence of the Board, is hereby ratified.
The Audit Committee has appointed, and the Board has concurred subject to stockholder ratification, Ernst & Young LLP to audit and report on the Consolidated Financial Statements and related internal control over financial reporting of Whirlpool and its subsidiaries for fiscal 2016. Ernst & Young LLP served as Whirlpool’s independent registered public accounting firm for fiscal 2015.
Before making its determination on appointment, the Audit Committee carefully considers the qualifications and competence of candidates for the independent registered public accounting firm. For Ernst & Young LLP, this has included a review of its performance in prior years, its independence and processes for maintaining independence, the results of the most recent internal quality control review or Public Company Accounting Oversight Board inspection, the key members of the audit engagement team, the firm’s approach to resolving significant accounting and auditing matters including consultation with the firm’s national office, as well as its reputation for integrity and competence in the fields of accounting and auditing.
Representatives of Ernst & Young LLP will attend the annual meeting of stockholders and may make a statement if they wish. They will be available to answer appropriate questions at the annual meeting. To pass, this proposal requires the affirmative vote of a majority of the outstanding common stock present in person or by proxy at the annual meeting and entitled to vote. In the event that the selection of Ernst & Young LLP is not ratified by the stockholders, the Audit Committee will take that event into account in connection with any future decisions as to the selection of a firm to serve as Whirlpool’s independent registered public accounting firm, although by law the Audit Committee has final authority over the determination of whether to retain Ernst & Young LLP or another firm at any time.

The Board of Directors recommends that stockholders vote FOR Item 3, which ratifies the selection of Ernst & Young LLP as the independent registered public accounting firm for Whirlpool and its subsidiaries for fiscal 2016.

63 l Notice of Annual Meeting of Stockholders and 2016 Proxy Statement

Annex A: Non-GAAP Reconciliation

Annex A: Non-GAAP Reconciliation
Full Year 2014 Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings Per Diluted Share (Millions of dollars, except per share amounts)
Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales excluding BEFIEX. Ongoing business EBIT margin is calculated by dividing ongoing business EBIT by net sales excluding BEFIEX.

	Twelve Months Ended December 31, 2014
	Operating Profit	Earnings Before Interest & Taxes(1)	Earnings per Diluted Share
Reported GAAP Measure	$1,188	$1,046	$8.17
Brazilian (BEFIEX) Tax Credits	(14)	(14)	(0.18)
Restructuring Expense	136	136	1.34
Investment Expenses	52	87	0.86
Combined Acquisition Related Transition Costs	98	98	1.09
Inventory Purchase Price Allocation	13	13	0.13
Antitrust and Dispute Resolutions	2	4	0.04
Normalized Tax Rate Adjustment	—	—	(0.06)
Ongoing Business Measure	$1,475	$1,370	$11.39
(1) Earnings Before Interest & Taxes is a non-GAAP measure calculated by adding Interest and sundry income (expense) [approximately $(142) million] and Operating Profit.

Full Year 2015 Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings Per Diluted Share (Millions of dollars, except per share amounts)
Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales. Ongoing business EBIT margin is calculated by dividing ongoing business EBIT by net sales.

	Twelve Months Ended December 31, 2015
	Operating Profit	Earnings Before Interest & Taxes(1)	Earnings per Diluted Share
Reported GAAP Measure	$1,285	$1,196	$9.83
Restructuring Expense	201	201	2.03
Combined Acquisition Related Transition Costs	57	64	0.66
Benefit Plan Curtailment Gain	(62)	(62)	(0.63)
Gain/Expenses Related to a Business Investment	—	(46)	(0.44)
Legacy Product Warranty and Liability Expense	42	42	0.42
Pension Settlement Charges	15	15	0.16
Antitrust and Dispute Resolutions	21	35	0.35
Ongoing Business Measure	$1,559	$1,445	$12.38
(1) Earnings Before Interest & Taxes is a non-GAAP measure calculated by adding Interest and sundry income (expense) [approximately $(89) million] and Operating Profit.

64 l Notice of Annual Meeting of Stockholders and 2016 Proxy Statement

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

WHIRLPOOL CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Samuel R. Allen	☐	☐	☐
1b. Marc R. Bitzer	☐	☐	☐
1c. Gary T. DiCamillo	☐	☐	☐
1d. Diane M. Dietz	☐	☐	☐
1e. Gerri T. Elliott	☐	☐	☐
1f. Jeff M. Fettig	☐	☐	☐
1g. Michael F. Johnston	☐	☐	☐
1h. John D. Liu	☐	☐	☐
1i. Harish Manwani	☐	☐	☐
1j. William D. Perez	☐	☐	☐
1k. Michael D. White	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Advisory vote to approve Whirlpool's executive compensation.	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as Whirlpool's independent registered public accounting firm for 2016.	☐	☐	☐

NOTE: I also authorize my proxies to vote in their discretion with regard to such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date